Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FINWARD BANCORP

AND

ROYAL FINANCIAL, INC.

DATED AS OF JULY 28, 2021

TABLE OF CONTENTS

ARTICLE I. THE MERGER		2

1.01	THE MERGER	2
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE	3
1.03	TAX FREE REORGANIZATION	3
1.04	ABSENCE OF CONTROL	3
1.05	BANK MERGER	3
1.06	APPRAISAL RIGHTS	4

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		4

2.01	MERGER CONSIDERATION	4
2.02	ELECTION PROCEDURES	5
2.03	TREATMENT OF RYFL EQUITY AWARDS	7
2.04	ANTI-DILUTION ADJUSTMENTS	8
2.05	NO FRACTIONAL SHARES	8
2.06	EXCHANGE PROCEDURES	8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF RYFL		10

3.01	ORGANIZATION AND AUTHORITY	11
3.02	AUTHORIZATION	12
3.03	CAPITALIZATION	13
3.04	ORGANIZATIONAL DOCUMENTS	14
3.05	COMPLIANCE WITH LAW	14
3.06	ACCURACY OF INFORMATION PROVIDED TO FNWD	14
3.07	LITIGATION AND PENDING PROCEEDINGS	15
3.08	FINANCIAL STATEMENTS AND REPORTS	15
3.09	MATERIAL CONTRACTS	16
3.10	ABSENCE OF UNDISCLOSED LIABILITIES	17
3.11	TITLE TO PROPERTIES	17
3.12	LOANS AND INVESTMENTS	19
3.13	INDEBTEDNESS	21
3.14	NO ANTITAKEOVER PROVISIONS	21
3.15	EMPLOYEE BENEFIT PLANS	21
3.16	LABOR AND EMPLOYMENT MATTERS	25
3.17	OBLIGATIONS TO EMPLOYEES	26
3.18	TAXES, RETURNS, AND REPORTS	26
3.19	DEPOSIT INSURANCE	27
3.20	INSURANCE	27
3.21	BOOKS AND RECORDS	27
3.22	BROKER’S, FINDER’S, OR OTHER FEES	27
3.23	INTERIM EVENTS	27
3.24	INSIDER TRANSACTIONS	29
3.25	INDEMNIFICATION AGREEMENTS	29
3.26	SHAREHOLDER APPROVAL	30
3.27	INTELLECTUAL PROPERTY	30
3.28	INFORMATION TECHNOLOGY	31
3.29	COMMUNITY REINVESTMENT ACT	31
3.30	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	32
3.31	AGREEMENTS WITH REGULATORY AGENCIES	32
3.32	APPROVAL DELAYS	32
3.33	INTERNAL CONTROLS	32
3.34	FIDUCIARY ACCOUNTS	33
3.35	FAIRNESS OPINION	33
3.36	ANTITAKEOVER PROVISIONS INAPPLICABLE	33

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FNWD		33

4.01	ORGANIZATION AND AUTHORITY	34
4.02	AUTHORIZATION	35
4.03	CAPITALIZATION	36
4.04	COMPLIANCE WITH LAW	36
4.05	ABSENCE OF UNDISCLOSED LIABILITIES	37
4.06	ACCURACY OF INFORMATION PROVIDED TO RYFL	37
4.07	FINANCIAL STATEMENTS AND REPORTS	38
4.08	ADEQUACY OF RESERVES	38
4.09	LITIGATION AND PENDING PROCEEDINGS	39
4.10	TAXES, RETURNS, AND REPORTS	39
4.11	DEPOSIT INSURANCE	39
4.12	INTERIM EVENTS	39
4.13	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	39
4.14	COMMUNITY REINVESTMENT ACT.	40
4.15	APPROVAL DELAYS	40
4.16	INTERNAL CONTROLS	40
4.17	FNWD SECURITIES AND EXCHANGE COMMISSION FILINGS	40
4.18	FINANCIAL CAPABILITY	40
4.19	WELL-CAPITALIZED	41
4.20	INFORMATION TECHNOLOGY	41
4.21	EMPLOYEE BENEFIT PLANS	41
4.22	AGREEMENTS WITH REGULATORY AGENCIES	42

ARTICLE V. CERTAIN COVENANTS		42

5.01	RYFL STOCKHOLDER APPROVAL	42
5.02	OTHER APPROVALS	42
5.03	CONDUCT OF BUSINESS	43
5.04	INSURANCE	47
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES	47
5.06	ACQUISITION PROPOSALS	48
5.07	PRESS RELEASES	51
5.08	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES	51
5.09	FAILURE TO FULFILL CONDITIONS	51
5.10	ACCESS; INFORMATION	51
5.11	FINANCIAL STATEMENTS	52
5.12	ENVIRONMENTAL	52
5.13	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	54
5.14	ADVERSE ACTIONS	54
5.15	EMPLOYEE BENEFITS AND EMPLOYEES	54
5.16	PAYOFF OF CIBC LOAN	56
5.17	TERMINATION OF ROYAL FINANCIAL, INC. 401(K) PLAN	56
5.18	DISPOSITION OF FULLY INSURED WELFARE BENEFIT AND SEC. 125 PLANS	57
5.19	EMPLOYMENT AGREEMENTS	57
5.20	OFFERS OF EMPLOYMENT	58
5.21	[RESERVED]	58
5.22	BANK MERGER	58
5.23	COOPERATION ON CONVERSION OF SYSTEMS	58
5.24	INSTALLATION/CONVERSION OF EQUIPMENT	59
5.25	ANTITAKEOVER PROVISIONS	59

ARTICLE VI. COVENANTS OF FNWD		59

6.01	REGULATORY APPROVALS	59
6.02	SEC REGISTRATION	60
6.03	FNWD STOCKHOLDER APPROVAL	61
6.04	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS	61
6.05	ADVERSE ACTIONS	63
6.06	D&O INSURANCE AND INDEMNIFICATION	64
6.07	CHANGES AND SUPPLEMENTS TO FNWD DISCLOSURE SCHEDULES	65
6.08	FNWD AND PEOPLES BANK BOARDS OF DIRECTORS	65
6.09	ISSUANCE OF FNWD COMMON STOCK AND CONSIDERATION AVAILABILITY	65
6.10	FAILURE TO FULFILL CONDITIONS	66
6.11	SHORT-SWING TRADING EXEMPTION	66

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		66

7.01	CONDITIONS PRECEDENT TO FNWD’S OBLIGATIONS	66
7.02	CONDITIONS PRECEDENT TO RYFL’S OBLIGATIONS	70

ARTICLE VIII. TERMINATION OF MERGER		71

8.01	TERMINATION	71
8.02	EFFECT OF TERMINATION	75

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		76

ARTICLE X. CLOSING		76

10.01	CLOSING DATE AND PLACE	76
10.02	DELIVERIES	77

ARTICLE XI. MISCELLANEOUS		77

11.01	EFFECTIVE AGREEMENT	77
11.02	WAIVER; AMENDMENT	78
11.03	NOTICES	78
11.04	HEADINGS	79
11.05	SEVERABILITY	79
11.06	COUNTERPARTS; FACSIMILE	79
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL	79
11.08	ENTIRE AGREEMENT	80
11.09	SURVIVAL OF REPRESENTATIONS, WARRANTIES, OR COVENANTS	80
11.10	EXPENSES	80
11.11	CERTAIN REFERENCES	80

INDEX OF DEFINED TERMS

TERM	SECTION
1933 Act	Section 6.02(a)
1934 Act	Section 3.03(d)
Acquisition Agreement	Section 5.06(c)
Acquisition Proposal	Section 5.06(e)
Adjusted Stock Consideration	Exhibit 7.01(m)
Adjusted Stock Price	Exhibit 7.01(m)
Adverse Recommendation Change	Section 5.06(c)
Adverse Recommendation Change Notice	Section 5.06(c)
Agreed Director	Section 1.01(b)
Agreement	Preamble
Antitakeover Provision	Section 3.14
Average FNWD Closing Price	Exhibit 7.01(m)
Bank Merger	Section 1.05
BHC Act	Recitals
Boenning	Section 3.22
BSA/AML Law	Section 3.30
Cash Adjustment Amount	Exhibit 7.01(m)
Cash Consideration	Section 2.01
Cash Conversion Number	Section 2.01
Cash Election	Section 2.02(a)
Cash Election Shares	Section 2.02(a)
Cash/Stock Consideration	Section 2.02(a)
Change in Control Payments	Section 5.19
CIBC LOC	Section 5.16
Closing	Section 10.01
Closing Date	Section 10.01
Closing Shares Amount	Exhibit 7.01(m)
COBRA	Section 5.15(b)
Confidentiality Agreement	Section 11.08
Code	Section 1.03
Data Processing Agreement	Section 7.01(l)
DGCL	Section 1.06
Department	Section 3.15(a)(i)
Designated Environmental Consultant	Section 5.12(a)
Determination Date	Section 8.01(i)
Dispute Matters	Section 7.01(j)(ii)
Dissenting Shares	Section 1.06
Election Deadline	Section 2.02(b)
Election Form	Section 2.02(a)
Employee Agreements	Section 3.16
Employment Agreement	Section 5.19
Environmental Cost Notice	Section 5.12(b)
Environmental Cost Objection	Section 5.12(b)

TERM	SECTION
Environmental Laws	Section 3.11(c)
Environmental Liabilities	Section 5.12(b)
Equity Shortfall	Exhibit 7.01(m)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Estimated Clean-up Costs	Section 5.12(b)
Exchange Agent	Section 2.02(a)
Exchange Ratio	Section 2.01
Exempt Employees	Section 5.15(b)
Exempt RYFL Stock	Section 2.01
Existing Policy	Section 6.06(b)
Fill Option	Section 8.01(i)
Final Index Price	Section 8.01(i)
Final Price	Section 8.01(i)
First Trigger Fill	Section 8.01(i)
FNWD	Preamble
FNWD Disclosure Schedule	Article IV, 1st paragraph
FNWD Financial Statements	Section 4.07(a)
FNWD IT Assets	Section 4.20
FNWD Market Value	Section 8.01(i)
FNWD Regulatory Agreement	Section 4.22
FNWD Stockholders’ Meeting	Section 6.03
FRB	Recitals
GAAP	Article III, 3rd paragraph
Governmental Authority	Section 5.13
IBCL	Section 1.01(a)
Independent Environmental Consultant	Section 5.12(b)
Index	Section 8.01(i)
Initial Index Price	Section 8.01(i)
Initial Price	Section 8.01(i)
Investigation Period	Section 5.12(a)
Joint Proxy Statement	Section 6.02(a)
Joint Proxy Statement/Prospectus	Section 6.02(a)
knowledge (relating to FNWD)	Article IV, 3rd paragraph
knowledge (relating to RYFL)	Article III, 3rd paragraph
Law	Section 3.05(a)
Loan(s)	Section 5.03(a)(iv)
Loan Termination Documents	Section 5.16
Mailing Date	Section 2.02(a)
Material Adverse Effect on FNWD	Article IV, 2nd paragraph
Material Adverse Effect on RYFL	Article III, 2nd paragraph
Material Contracts	Section 3.09(a)
Maximum Amount	Section 6.06(b)
Merger	Section 1.01(a)
Merger Consideration	Section 2.01

v

TERM	SECTION
Mixed Election	Section 2.02(a)
Mutual Termination of Employment Agreement	Section 5.19
NASDAQ	Section 6.02(c)
Non-Election	Section 2.02(a)
Non-Election Shares	Section 2.02(a)
Non-Exempt Employees	Section 5.15(b)
Non-Retained Employees	Section 5.15(b)
Odd-Lot Holders	Section 2.01
Offered Employee	Section 5.20
Old Certificate	Section 2.06(a)
Option Cancellation Agreement	Section 2.03(a)
OREO	Section 3.11(a)
Outside Date	Section 8.01(b)(iii)
Payoff Amount	Section 5.16
Payoff Date	Section 5.16
Peoples Bank	Recitals
Peoples Bank 401(k) Plan	Section 5.17(e)
Person	Sections 2.06(f), 5.06(e)
Plan Termination Date	Section 5.17(b)
Prospectus	Section 6.02(a)
Qualifying Termination Event	Section 6.04(i)
Registration Statement	Section 6.02(a)
Regulatory Approvals	Section 7.01(e)
Related Agreements	Section 11.07
Release Agreement	Section 5.15(b)
Replacement Policy	Section 6.06(b)
Retained Employees	Section 5.15(b)
Royal Bank	Recitals
RYFL	Preamble
RYFL 401(k) Plan	Section 5.17(a)
RYFL 2018 Equity Plan	Section 2.03(a)
RYFL Adjusted Consolidated Stockholders’ Equity	Section 7.01(m)
RYFL Common Stock	Section 1.02
RYFL Disclosure Schedule	Article III, 1st paragraph
RYFL Equity Plans	Section 2.03(a)
RYFL Financial Statements	Section 3.08(a)
RYFL Indemnified Party	Section 6.06(a)
RYFL IT Assets	Section 3.28
RYFL Option Plan	Section 2.03(a)
RYFL Options	Section 2.03(a)
RYFL Plan(s)	Section 3.15(a)
RYFL Regulatory Agreement	Section 3.31
RYFL Restricted Stock Award RYFL Severance Benefits Plan	Section 2.03(b) Section 5.15(b)
RYFL Stockholders’ Meeting	Section 5.01

TERM	SECTION
Sarbanes-Oxley Act	Section 3.05(c)
SEC	Section 4.17
Second Trigger Fill	Section 8.01(i)
Second Trigger Price	Section 8.01(i)
SEC Reports	Section 4.17
Shortfall Number	Section 2.02(c)(ii)
Standard Permitted Exceptions	Section 3.11(b)
Stock Consideration	Section 2.01
Stock Conversion Number	Section 2.01
Stock Election	Section 2.02(a)
Stock Election Number	Section 2.02(a)
Stock Election Shares	Section 2.02(a)
Subsequent RYFL Financial Statements	Section 5.11
Subsidiaries (relating to FNWD)	Article IV, 3rd paragraph
Subsidiaries (relating to RYFL)	Article III, 3rd paragraph
Superior Proposal	Section 5.06(f)
Surviving Bank	Section 1.05
Surviving Corporation	Section 1.01(a)
Termination Fee	Section 8.02(b)
Unpermitted Exceptions	Section 3.11(b)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 28th day of July, 2021, by and between FINWARD BANCORP, an Indiana corporation (“FNWD”), and ROYAL FINANCIAL, INC., a Delaware corporation (“RYFL”).

RECITALS

WHEREAS, FNWD is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Munster, Indiana; and

WHEREAS, RYFL is a Delaware corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Chicago, Illinois; and

WHEREAS, FNWD and RYFL seek to affiliate through a corporate reorganization whereby RYFL will merge with and into FNWD, and thereafter or simultaneously therewith, Royal Savings Bank, an Illinois state chartered savings bank and wholly-owned subsidiary of RYFL (“Royal Bank”), will be merged with and into Peoples Bank, an Indiana state-chartered commercial bank and wholly-owned subsidiary of FNWD (“Peoples Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

WHEREAS, the Boards of Directors of each of the parties hereto intend this Agreement to be designated a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a plan of merger; and

WHEREAS, as an inducement for FNWD to enter into this Agreement, each of the directors and an executive officer of RYFL and Royal Bank have entered into a Voting Agreement with FNWD substantially in the form of Exhibit 5.01 hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of RYFL owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this

AGREEMENT AND PLAN OF MERGER	PAGE 1

Agreement and prescribe the terms and conditions of the merger of RYFL with and into FNWD, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01    The Merger.

(a)    General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, RYFL shall merge with and into and under the Articles of Incorporation of FNWD (the “Merger”). FNWD shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)    Name, Officers, and Directors. The name of the Surviving Corporation shall be “Finward Bancorp,” and its principal office shall be located at 9204 Columbia Avenue, Munster, Indiana 46321. The officers of FNWD serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of FNWD at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided that, FNWD shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the By-Laws of FNWD, a current director or executive officer of RYFL, as shall be mutually agreed upon by FNWD and RYFL (the “Agreed Director”), shall be appointed as a director of FNWD.

(c)    Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of FNWD in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable Law.

(d)    Effect of the Merger. At the Effective Time, the title to all assets, real estate, and other property owned by RYFL shall vest in the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of RYFL shall become liabilities of the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended.

(e)    Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

AGREEMENT AND PLAN OF MERGER	PAGE 2

1.02    Reservation of Right to Revise Structure. At FNWD’s election, the Merger may alternatively be structured so that (a) RYFL is merged with and into any other direct or indirect wholly-owned subsidiary of FNWD; or (b) any direct or indirect wholly-owned subsidiary of FNWD is merged with and into RYFL; provided that, no such change shall (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, par value $0.01 per share, of RYFL (the “RYFL Common Stock”) (including the holders of RYFL Restricted Stock Awards, as defined in Section 2.03(b)), or the holders of options for RYFL Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03 or adversely affect the tax treatment of RYFL’s stockholders pursuant to this Agreement, or (3) materially impede, delay or jeopardize consummation of the transactions contemplated by this Agreement or result in any adverse change to the benefits and other arrangements provided to or on behalf of RYFL’s directors, officers and other employees. In the event of such a revision, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such revision.

1.03    Tax Free Reorganization. FNWD and RYFL intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result. Following the Effective Time, neither FNWD nor any Subsidiary knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

1.04    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither FNWD nor RYFL by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05    Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of Royal Bank with and into Peoples Bank (the “Bank Merger”) at a time to be determined at or following the Effective Time of the Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.05. At the effective time of the Bank Merger, the separate corporate existence of Royal Bank will terminate. Peoples Bank will be the surviving bank (the “Surviving Bank”) and will continue its corporate existence under applicable Law. The Articles of Incorporation of Peoples Bank, as then in effect, will be the Articles of Incorporation of the Surviving Bank, and the By-Laws of Peoples Bank, as then in effect, will be the By-Laws of the Surviving Bank. The directors of the Surviving Bank

AGREEMENT AND PLAN OF MERGER	PAGE 3

following the effective time of the Bank Merger shall be those individuals serving as directors of Peoples Bank at the effective time of the Bank Merger, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided that, Peoples Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the By-Laws of Peoples Bank, the Agreed Director shall be appointed as a director of Peoples Bank. The officers of Peoples Bank serving at the effective time of the Bank Merger shall continue to serve as the officers of the Surviving Bank, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office.

1.06    Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of RYFL Common Stock pursuant to the provisions of any applicable Law (as defined in Section 3.05(a)), including Section 262 of the Delaware General Corporation Law (“DGCL”), any shares of RYFL Common Stock held by a Person (as defined in Section 2.06(f)) whose shares were not voted in favor of the Merger or consented thereto in writing, and who has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, and complies with and satisfies any other provisions of applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares, and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such RYFL shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided that, each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration, without interest, as is determined in accordance with Article II. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the preceding sentence. RYFL shall provide FNWD prompt written notice of any demands received by RYFL for the appraisal of shares of RYFL Common Stock, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to RYFL prior to the Effective Time pursuant to the DGCL that relates to such demand, and FNWD shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of FNWD, RYFL shall not make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01    Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of RYFL Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of RYFL, and shares held directly or indirectly by FNWD, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt RYFL Stock”) shall become and be converted into the right to receive in accordance with this Article II, at the election of the holder thereof, either (or a combination of): (i) 0.4609 shares of FNWD common stock (the

AGREEMENT AND PLAN OF MERGER	PAGE 4

“Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), or (ii) $20.14 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided that, notwithstanding any other provision of this Agreement to the contrary, the RYFL shareholders owning less than 101 shares of RYFL Common Stock as of the Effective Time (the “Odd-Lot Holders”) will only be entitled to receive $20.14 per share in cash, will not be entitled to make an election with respect to the Merger Consideration in accordance with the terms hereof, and will not be entitled to receive any of the Stock Consideration; provided further that, in the aggregate, sixty-five percent (65%) of RYFL’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”) will be converted and exchanged for the Stock Consideration and, that in the aggregate, thirty-five percent (35%) of RYFL’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Cash Conversion Number”) will be converted and exchanged for the Cash Consideration.

2.02    Election Procedures.

(a)    Cash and Stock Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of such certificates to Broadridge Corporate Issuer Solutions, Inc., as FNWD’s stock transfer agent (the “Exchange Agent”)) in such form as designated by FNWD and the Exchange Agent, and in such form as reasonably acceptable to RYFL (the “Election Form”), shall be mailed on such date as RYFL and FNWD shall mutually agree upon (the “Mailing Date”) to each holder of record of RYFL Common Stock on the date which is five (5) business days prior to the Mailing Date, other than the Odd-Lot Holders. FNWD shall be solely responsible for the payment of any fees and expenses of the Exchange Agent. Each Election Form shall permit the holder of record of RYFL Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all of such holder’s shares of RYFL Common Stock (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares of RYFL Common Stock (a “Stock Election”), (iii) elect to receive Stock Consideration for a portion of such holder’s RYFL Common Stock and Cash Consideration for the remaining portion of such holder’s RYFL Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the Stock Conversion Number shall be converted and exchanged into the Stock Consideration, and the Cash Conversion Number shall be converted and exchanged into the Cash Consideration. Shares of RYFL Common Stock as to which a Cash Election (including as part of a Mixed Election) has been made, and shares which are held by Odd-Lot Holders, are referred to herein as “Cash Election Shares.” Shares of RYFL Common Stock as to which a Stock Election (including as part of a Mixed Election) has been made are referred to herein as “Stock Election Shares.” Shares of RYFL Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of RYFL Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

AGREEMENT AND PLAN OF MERGER	PAGE 5

(b)    Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on such date as mutually agreed upon between FNWD and RYFL (which date shall be at least five (5) business days prior to the anticipated Closing Date and shall be publicly announced by FNWD and RYFL as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the certificates representing RYFL Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided that, any such guarantee shall be subject to the condition that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by FNWD, in its sole discretion. For shares of RYFL Common Stock (if any) held in book entry form, FNWD shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to RYFL. If a holder of RYFL Common Stock either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of RYFL Common Stock held by such holder shall be designated Non-Election Shares. All Election Forms shall automatically be revoked, and all certificates returned, if the Exchange Agent is notified in writing by FNWD and RYFL that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FNWD nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)    Allocation. The allocation among the holders of shares of RYFL Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.02(c) (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Cash Election Shares, Stock Election Shares, or Non-Election Shares, as applicable, shall be rounded up or down).

(i)    Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.05 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii)    Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the

AGREEMENT AND PLAN OF MERGER	PAGE 6

“Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A)    Adjustment to Non-Election Share Allocation Only. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.05 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.05 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.03    Treatment of RYFL Equity Awards.

(a)    Stock Options. All options to purchase RYFL Common Stock granted under the Royal Financial, Inc. 2005 Stock Option Plan (the “RYFL Option Plan”) and the Royal Financial, Inc. 2018 Equity Incentive Plan (the “RYFL 2018 Equity Plan, collectively with the RYFL Option Plan, the “RYFL Equity Plans”) which are outstanding immediately prior to the Election Deadline, whether or not vested (“RYFL Options”), shall be converted into the right to receive at the Effective Time, an amount of cash equal to $20.14 minus the per share exercise price for each share of RYFL Common Stock subject to a RYFL Option; provided that, there shall be withheld from such cash payment any taxes required to be withheld by applicable Law. Such payment shall be made by RYFL immediately prior to the Effective Time. The Compensation Committee of RYFL shall take any required action under the RYFL Equity Plans regarding this treatment of the RYFL Options, and RYFL shall use its best efforts to obtain from all holders of a RYFL Option their agreement to the treatment of their options in the manner contemplated by this Section 2.03(a) on or before the Election Deadline by executing and delivering to FNWD an agreement in the form of Exhibit 2.03(a) attached hereto (an “Option Cancellation Agreement”). RYFL shall amend the RYFL Equity Plans accordingly (or take such other action as is necessary to cause all outstanding RYFL Options to terminate as of the Effective Time) prior to the Effective Time. Each such RYFL Option shall be cancelled and cease to exist by virtue of such payment. Execution by every holder of RYFL Options of an Option Cancellation Agreement shall not be a condition precedent to the consummation of the transactions contemplated herein.

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(b)    Restricted Stock. At the Effective Time, each award of shares of RYFL Common Stock granted under the RYFL 2018 Equity Plan that is subject to vesting or other lapse restrictions, whether or not vested, and that is outstanding immediately prior to the Effective Time (an “RYFL Restricted Stock Award”) shall fully vest and be cancelled and be converted into the right to receive the Merger Consideration. FNWD shall issue the consideration described in this Section 2.03(b), less applicable tax withholdings, in the same manner as the Merger Consideration is delivered to other RYFL shareholders.

2.04    Anti-Dilution Adjustments. If FNWD changes (or establishes a record date for changing) the number of shares of FNWD common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding FNWD common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted accordingly so that each shareholder of RYFL at the Effective Time shall receive, in the aggregate, such number of shares of FNWD common stock representing the same percentage of the outstanding shares of FNWD common stock that such shareholders would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.04 solely as a result of FNWD changing its cash dividend levels or issuing additional shares of FNWD common stock, provided it receives value for such shares or such shares are issued in connection with an FNWD employee benefit plan or similar plan.

2.05    No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of FNWD common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FNWD shall pay to each holder of RYFL Common Stock who otherwise would be entitled to a fractional share of FNWD common stock an amount in cash (without interest) determined by multiplying such fraction by the volume-weighted average of the daily closing sales prices of a share of FNWD’s common stock, rounded to the nearest cent, during the 15 consecutive trading days immediately preceding the second business day prior to the Closing Date.

2.06    Exchange Procedures.

(a)    At and after the Effective Time, each physical certificate or book-entry account statement evidencing outstanding shares of RYFL Common Stock (each, an “Old Certificate”) (other than the Exempt RYFL Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. No later than one business day prior to the Closing Date, FNWD shall (i) provide the Exchange Agent with authorization to issue a sufficient number of shares of FNWD common stock to be used to issue the aggregate Stock Consideration to holders of RYFL Common Stock, and (ii) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate Cash Consideration payable to holders of RYFL Common Stock (together with cash for any fractional shares payable pursuant to Section 2.05).

(b)    As promptly as practicable after the Effective Time, but no later than five business days after the Effective Time (and provided RYFL has delivered to the Exchange Agent all

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information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of RYFL Common Stock who did not surrender, or who improperly surrendered, such shareholders’ Old Certificates to the Exchange Agent, a letter of transmittal, in a form agreed by the parties, providing instructions to the RYFL shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto pursuant to the terms of this Agreement.

(c)    FNWD shall cause a book-entry account statement representing that number of whole shares of FNWD common stock that each holder of RYFL Common Stock has the right to receive pursuant to Sections 2.01 and 2.02 as the holder’s proportionate share of the aggregate Stock Consideration and/or a check in the amount of such holder’s proportionate share of the aggregate Cash Consideration, as applicable, along with any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after the shareholder delivers to the Exchange Agent (or FNWD, as the case may be) the Old Certificates (or bond or other indemnity commercially reasonable and satisfactory to FNWD if any of such certificates are lost, stolen, or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance commercially reasonable and satisfactory to FNWD, and any other documents required by this Agreement or reasonably requested by FNWD or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder is entitled to receive pursuant to this Article II.

(d)    No dividends or other distributions on FNWD common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of RYFL Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.06, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, that were previously payable with respect to shares of FNWD common stock such holder had the right to receive upon surrender of the Old Certificate(s).

(e)    The stock transfer books of RYFL shall be closed immediately prior to the Effective Time, and from and after the Effective Time there shall be no transfers on the stock transfer records of RYFL of any shares of RYFL Common Stock. If, after the Effective Time, Old Certificates are presented to FNWD, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(f)    FNWD shall be entitled to rely upon RYFL’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, FNWD shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by FNWD and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)    If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed

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and, if required by FNWD, the posting by such Person of a bond or other indemnity commercially reasonable and satisfactory to FNWD as indemnity against any claim that may be made against it with respect to such Old Certificate, FNWD will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(h)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of RYFL Common Stock that are held as treasury stock of RYFL or owned by FNWD (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of FNWD or other consideration shall be exchanged therefor.

(i)    Notwithstanding the foregoing, no party hereto, nor the Exchange Agent, shall be liable to any former holder of RYFL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(j)    If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of, any government unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of FNWD (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any former shareholder of RYFL who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on FNWD’s common stock deliverable in respect of each former share of RYFL Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of RYFL Common Stock for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF RYFL

On or prior to the date hereof, RYFL has delivered to FNWD a schedule (the “RYFL Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. However, for purposes of the RYFL Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable FNWD to identify the items to which it applies.

For the purpose of this Agreement, and in relation to RYFL, a “Material Adverse Effect on RYFL” means any effect that (i) is material and adverse to the results of operations, properties,

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assets, liabilities, condition (financial or otherwise), value or business of RYFL and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of RYFL or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, Material Adverse Effect on RYFL shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in Laws, but only to the extent that the effects of such change are not disproportionately adverse to the financial condition, results of operations or business of such party, as compared to other banking institutions with assets of less than $10 billion whose primary market area is located in the same primary market area within which such party operates, (c) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (d) effects of any action or omission taken with the prior written consent of FNWD or at the direction of FNWD, (e) changes resulting from professional expenses (such as legal, accounting, consulting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (f) the impact of the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement on the business, financial condition, or results of operations of RYFL and its Subsidiaries, (g) changes in general economic, legal, regulatory, social, or political conditions (including the outbreak or escalation of hostilities, war, acts of war, acts of terrorism, sabotage, natural disasters, public health emergencies, or other force majeure events, whether, as applicable, inside or outside the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States), or any national or global epidemic, pandemic, or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement, unless it uniquely affects RYFL or any of its Subsidiaries on a consolidated basis, and (h) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation, changes in interest rates and currency exchange rates.

For the purpose of this Agreement, and in relation to RYFL and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of RYFL and its Subsidiaries who are listed on Section 3.0 of the RYFL Disclosure Schedule, after due inquiry. Additionally, for the purpose of this Agreement, and in relation to RYFL, its “Subsidiaries” shall mean any entity which is required to be consolidated with RYFL for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, RYFL hereby represents and warrants to FNWD as follows, except as set forth in the RYFL Disclosure Schedule:

3.01    Organization and Authority.

(a)    RYFL is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is a registered bank holding company under the BHC Act. RYFL has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as

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of the date hereof. RYFL has previously provided FNWD with a complete list of its Subsidiaries. Except for Royal Bank and as provided in Section 3.01(a) of the RYFL Disclosure Schedule, RYFL owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

(b)    Royal Bank is an Illinois state-chartered savings bank existing under the laws of the State of Illinois. Royal Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.01(b) of the RYFL Disclosure Schedule, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association, or other entity.

3.02    Authorization.

(a)    RYFL has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by RYFL have been duly authorized and approved by the Board of Directors of RYFL and, assuming due execution and delivery by FNWD, constitutes a valid and binding obligation of RYFL, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)    Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) assuming receipt of the approval of the RYFL stockholders, conflicts with or violates the certificate of incorporation or bylaws of RYFL or the charter documents of any of RYFL’s Subsidiaries; (ii) conflicts with or violates any applicable Law (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained); (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which RYFL or any of its Subsidiaries is a party or by which RYFL or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than FNWD) or any other adverse interest, upon any right, property or asset of RYFL or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which RYFL or any of its Subsidiaries is bound or with respect to which RYFL or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits except for such conflicts, breaches, defaults, notices, consents, liens, charges, claims, encumbrances, security interests, adverse interests, terminations, accelerations, amendments, modifications or refusals to perform under (iii), (iv) or (v) of this Section 3.02(b) that, either individually or in the aggregate, will not have a Material Adverse Effect on RYFL.

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(c)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by RYFL.

3.03    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of RYFL consists of (i) 5,000,000 shares of RYFL Common Stock, par value $0.01 per share, 2,567,573 shares of which are issued and outstanding (including 24,600 shares granted pursuant to unvested RYFL Restricted Stock Awards), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of the date of this Agreement, and as described in Section 3.03(a) of the RYFL Disclosure Schedule, there are RYFL Options to purchase 113,200 shares of RYFL Common Stock, of which 73,900 are vested and 39,300 are unvested, and issuable as shares of RYFL Common Stock. As of the date of this Agreement, the RYFL Options have a weighted average exercise price of $11.69 per share. Such issued and outstanding shares of RYFL Common Stock and the shares underlying the RYFL Options have been duly and validly authorized by all necessary corporate action of RYFL, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. RYFL has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and other than the RYFL Options, has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of RYFL Common Stock is entitled to one vote per share.

(b)    Except as set forth in Section 3.03(b) of the RYFL Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of RYFL are owned by RYFL, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)    Other than the RYFL Options and except as set forth in Section 3.03(c) of the RYFL Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of capital stock of RYFL (whether outstanding or to be issued), or any shares of capital stock of RYFL’s Subsidiaries (whether outstanding or to be issued), or any securities convertible into or representing the right to purchase or otherwise acquire any common stock, preferred stock, or debt securities of RYFL or its Subsidiaries, by which RYFL is or may become bound or may, or is required to, issue any additional securities of RYFL or any Subsidiary. Except for the withholding of shares to satisfy tax obligations in connection with the vesting of RYFL Restricted Stock or the exercise of RYFL Options, RYFL does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of RYFL Common Stock. RYFL is not a party to any voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of RYFL or its Subsidiaries.

(d)    Except as set forth in Section 3.03(d) of the RYFL Disclosure Schedule, RYFL has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of RYFL Common Stock.

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3.04    Organizational Documents. The certificate of incorporation and bylaws of RYFL and any similar governing documents for each of RYFL’s Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, are attached to and included in Section 3.04 of the RYFL Disclosure Schedule.

3.05    Compliance with Law.

(a)    None of RYFL or any of its Subsidiaries is currently in material violation of, and during the preceding five years, none has been in material violation of, any applicable local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect on RYFL. RYFL and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on RYFL, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to FNWD at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)    Section 3.05(b) of the RYFL Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of RYFL who have outstanding loans from RYFL or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(c)    Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), RYFL has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)    All of the existing offices and branches of Royal Bank have been legally authorized and established in accordance with all applicable federal, state, and local Laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements except such as would not have a Material Adverse Effect on RYFL. Royal Bank has no approved but unopened offices or branches.

3.06    Accuracy of Information Provided to FNWD. RYFL agrees that the information concerning RYFL or any of its Subsidiaries that is provided or to be provided by RYFL to FNWD for inclusion or that is included in the Registration Statement or Joint Proxy Statement (each as defined in Section 6.02(a)), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any

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material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the RYFL Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, RYFL shall have no responsibility for the truth or accuracy of any information with respect to FNWD or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

3.07    Litigation and Pending Proceedings.

(a)    Except for lawsuits described in Section 3.07(a) of the RYFL Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of RYFL threatened, against RYFL or any of its Subsidiaries, and to RYFL’s knowledge there is no basis for any material claim, action, suit, proceeding, litigation, arbitration, or investigation against RYFL or any of its Subsidiaries.

(b)    Neither RYFL nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any Law, statute, rule, regulation, or ordinance (other than immaterial violations raised as part of examinations by banking regulators in the ordinary course of operating a banking business); or (iii) the subject of any pending or, to the knowledge of RYFL, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08    Financial Statements and Reports.

(a)    RYFL has delivered to FNWD copies of the following financial statements and reports of RYFL and its Subsidiaries, including the notes thereto (collectively, the “RYFL Financial Statements”):

(i)    consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of RYFL as of and for the fiscal years ended June 30, 2018, 2019 and 2020;

(ii)    unaudited interim consolidated financial statements of RYFL as of and for the three months ended June 30, 2021; and

(iii)    call reports for Royal Bank for the periods ending on December 31, 2018, 2019, and 2020, and June 30, 2021.

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(b)    The RYFL Financial Statements described in clauses (i) and (ii) of Section 3.08(a) above present fairly in all material respects the consolidated financial position of RYFL as of and at the dates shown and the consolidated results of operations, (if presented) cash flows, and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of RYFL and its Subsidiaries. The RYFL Financial Statements described in clause (i) of Section 3.08(a) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)    Since June 30, 2021 on a consolidated basis, RYFL and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09    Material Contracts.

(a)    As of the date of this Agreement, and except as disclosed in Section 3.09(a) of the RYFL Disclosure Schedule, neither RYFL nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(i)    any contract relating to the borrowing of money in excess of $100,000 by RYFL or any of its Subsidiaries or the guarantee by RYFL or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business);

(ii)    any contract containing covenants that limit the ability of RYFL or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, RYFL or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract;

(iii)    any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to RYFL or any of its Subsidiaries;

(iv)    any lease of real or personal property providing for total aggregate lease payments by or to RYFL or its Subsidiaries during the remaining term of the agreement in excess of $100,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which RYFL or any of its Subsidiaries is the lessor;

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(v)    any contract that involves total aggregate expenditures or receipts by RYFL or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, excluding agreements relating to loans and deposits with Royal Bank customers; or

(vi)    each material licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.

(b)    With respect to each of RYFL’s Material Contracts: (i) each such Material Contract is in full force and effect (subject to subsection (iv) below); (ii) neither RYFL nor any of its Subsidiaries is in material default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither RYFL nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to RYFL’s knowledge, no other party to any such Material Contract is in default; and (v) each such Material Contract is listed in Section 3.09(a) of the RYFL Disclosure Schedule and a true and complete copy of each has been previously delivered to FNWD.

(c)    Neither RYFL nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for RYFL’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10    Absence of Undisclosed Liabilities. Except (i) as provided in the RYFL Financial Statements; (ii) for unfunded loan commitments and obligations on letters of credit to customers of RYFL’s Subsidiaries made in the ordinary course of business; (iii) for trade payables incurred in the ordinary course of business; (iv) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, and (v) any other transactions which would not result in a material liability, none of RYFL or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on RYFL, nor, to RYFL’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of RYFL or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on RYFL.

3.11    Title to Properties.

(a)    Section 3.11(a) of the RYFL Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by RYFL or any Subsidiary. RYFL or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned

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real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the RYFL Financial Statements as of June 30, 2021, other than personal property disposed of in the ordinary course of business since June 30, 2021; the right to use by valid and enforceable written lease or contract all other real property which RYFL or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since June 30, 2021. All of such owned properties and assets are owned by RYFL or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the RYFL Disclosure Schedule; (ii) as specifically noted in reasonable detail in the RYFL Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by RYFL or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental Laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the knowledge of RYFL, threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by RYFL or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)    After the date hereof, FNWD shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by RYFL or its Subsidiaries and shall promptly after receipt provide copies of such commitments and surveys to RYFL. Within 30 days after the later of FNWD’s receipt of such surveys and title commitments, for any real property owned or leased by RYFL or its Subsidiaries (other than OREO), FNWD shall notify RYFL of any objections to any exceptions, conditions, or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions, set-backs, zoning requirements and exceptions existing on the real estate owned or leased by RYFL as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. If RYFL agrees to attempt to cure any such Unpermitted Exceptions, within ten days after receipt of such written notice of Unpermitted Exceptions from FNWD, RYFL shall commence using its reasonable best efforts to cure any such Unpermitted Exceptions to the reasonable

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satisfaction of FNWD prior to the Closing. If RYFL agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of FNWD prior to the Closing, or does not agree to do so, FNWD may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $250,000 in the reasonable and good faith estimate of FNWD or would require the expenditure of monies (including legal fees and costs) in excess of $250,000 in the reasonable and good faith estimate of FNWD to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder; or (iii) reduce the Cash Consideration by the amount FNWD and RYFL reasonably determine will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).

(c)    With respect to all real property presently or formerly owned, leased, or used by RYFL or any of its Subsidiaries, RYFL, its Subsidiaries, and, to RYFL’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable Laws relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, or storm water or process waste water, or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of RYFL, threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against RYFL or any of its Subsidiaries with respect to the Environmental Laws, and, to RYFL’s knowledge, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of RYFL or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither RYFL nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither RYFL nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12    Loans and Investments.

(a)    Section 3.12(a) of the RYFL Disclosure Schedule contains (i) a list of each loan by Royal Bank that has been classified by regulatory examiners or management as “Other Loans

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Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of June 30, 2021; (ii) the most recent loan watch list of Royal Bank and a list of all loans which have been determined to be 30 days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as “Troubled Debt Restructuring” loans; and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. RYFL and Royal Bank have not sold, purchased, or entered into any loan participation arrangement which was outstanding at June 30, 2021, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Section 3.12(a) of the RYFL Disclosure Schedule also contains a true, accurate, and complete list of all loans in which Royal Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Royal Bank.

(b)    All loans reflected in the RYFL Financial Statements as of June 30, 2021 and which have been made, extended, renewed, restructured, approved, amended, or acquired since June 30, 2021: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other Laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be in all material respects; and (iv) are secured by perfected security interests or recorded mortgages naming Royal Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)    The allowance for loan and lease losses and the carrying value for OREO which are shown on the RYFL Financial Statements are, in the judgment of management of RYFL, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d)    None of the investments reflected in the RYFL Financial Statements as of and for the three months ended June 30, 2021, and none of the investments made by any Subsidiary of RYFL since June 30, 2021, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither RYFL nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by RYFL and Royal Bank, as reflected in the latest balance sheet in the RYFL Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by RYFL and Royal Bank, as reflected in the latest balance sheet in the RYFL Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

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3.13    Indebtedness. Except (i) as set forth in Section 3.13 of the RYFL Disclosure Schedule, (ii) as set forth in the RYFL Financial Statements, and (iii) for customer deposits and ordinary trade payables and FHLB advances, neither RYFL nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14    No Antitakeover Provisions. Except for the provisions of RYFL’s certificate of incorporation and bylaws, there is no Antitakeover Provision applicable to RYFL, Royal Bank, this Agreement, or any transactions contemplated hereunder, including the Merger. For purposes of this Agreement, “Antitakeover Provision” means (i) any “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions,” or similar provision of any antitakeover Laws and regulations of the State of Delaware, including the provisions of the DGCL applicable to RYFL; or (ii) any outstanding shareholder rights plan or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of RYFL or which reasonably could be considered an anti-takeover mechanism.

3.15    Employee Benefit Plans.

(a)    With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which RYFL is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with RYFL under Code Section 414(c), and all other entities which together with RYFL are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which RYFL or any ERISA Affiliate participates as a participating employer, or to which RYFL or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of RYFL or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2015 (individually, a “RYFL Plan” and collectively, the “RYFL Plans”), RYFL represents and warrants, except as set forth in Section 3.15(a) of the RYFL Disclosure Schedule:

(i)    All such RYFL Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)    All RYFL Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter

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from the Internal Revenue Service upon which RYFL may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)    All RYFL Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder. Neither RYFL nor any ERISA Affiliate has any contractual obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(iv)    All RYFL Options were granted with a per share exercise price that was not less than the “fair market value” of RYFL Common Stock on the date of such grant, as determined in accordance with the terms of the applicable RYFL Plan. All RYFL Options and RYFL Restricted Stock Awards have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation, or inquiry by any governmental agency or authority or by RYFL (directly or indirectly) with respect to RYFL’s stock option or restricted stock granting practices or other equity compensation practices.

(v)    Section 3.15(a)(v) of the RYFL Disclosure Schedule sets forth and describes the holdings of all RYFL Plans (and related trusts) that hold any stock or other securities of RYFL and all RYFL Plans that allow for the granting of any awards over or with respect to any stock or other securities of RYFL.

(vi)    Neither RYFL, an ERISA Affiliate, nor, to the knowledge of RYFL, any other fiduciary as defined in ERISA Section 3(21)(A) of a RYFL Plan has engaged in any transaction that may subject RYFL, any ERISA Affiliate, or any RYFL Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii)    All obligations required to be performed by RYFL or any ERISA Affiliate under any provision of any RYFL Plan have been performed by it in all material respects, and RYFL has contributed and has paid all amounts accrued and premiums due with respect to the RYFL Plans, and neither RYFL nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any RYFL Plan.

(viii)    All required reports and descriptions for the RYFL Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all RYFL Plans have been proper as to form and timely given.

(ix)    No event has occurred with respect to RYFL or, to the knowledge of RYFL, with respect to any other fiduciary which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any RYFL Plan.

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(x)    There are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or threatened by any governmental agency involving any RYFL Plan.

(xi)    There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against RYFL or any ERISA Affiliate in connection with any RYFL Plan or the assets of any RYFL Plan.

(xii)    Each RYFL Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in compliance with, and RYFL and its ERISA Affiliates have otherwise complied with, the requirements of (A) HIPAA and the regulations promulgated thereunder, (B) the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations promulgated thereunder, (C) the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder, and (D) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder. RYFL and its ERISA Affiliates have offered minimum essential health coverage, satisfying affordability, and minimum value requirements, to its full-time employees sufficient to avoid liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. RYFL and its ERISA Affiliates have complied with the applicable reporting requirements under Code Sections 6055 and 6056.

(xiii)    Except as provided in Section 3.15(a)(xiii) of the RYFL Disclosure Schedule, any RYFL Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by RYFL and its ERISA Affiliates.

(b)    RYFL has provided or made available to FNWD true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following RYFL Plans, as applicable:

(i)    All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share, and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto), and all trust agreements, annuity agreements and insurance contracts related to funding of such plans, including amendments thereto;

(ii)    All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements, or understandings;

(iii)    All current executive and other incentive compensation plans, programs and agreements;

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(iv)    All current group insurance, medical, and prescription drug arrangements, policies, or plans;

(v)    All other current incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements, maintained, or sponsored, participated in, or contributed to by RYFL for its current or former directors, officers, or employees;

(vi)    All reports filed with the Internal Revenue Service or the Department and all required participant communications, disclosures, and notices within the preceding three years by RYFL or any ERISA Affiliate with respect to any RYFL Plan;

(vii)    All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs;

(viii)    The favorable determination letter from the Internal Revenue Service for each RYFL Plan intended to be tax-qualified, or, if applicable, the favorable opinion or advisory letter from the Internal Revenue Service for each RYFL Plan intended to be tax-qualified which is on a pre-approved prototype or volume submitter format;

(ix)    All third party service agreements related to the RYFL Plans;

(x)    All required nondiscrimination and coverage testing for all RYFL Plans for the most recent three plan years; and

(xi)    Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c)    Except as disclosed in Section 3.15(c) of the RYFL Disclosure Schedule, no current or former director, officer, or employee of RYFL or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any RYFL Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with RYFL or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a RYFL Plan maintained by RYFL or an ERISA Affiliate.

(d)    With respect to all RYFL Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by RYFL or any ERISA Affiliate, to the knowledge of RYFL, no director, officer, employee, or agent of RYFL or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on RYFL or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by RYFL or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

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(e)    Except as disclosed in Section 3.15(e) of the RYFL Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon RYFL or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management, or any other Person.

(f)    No Voluntary Employees’ Beneficiary Association, as defined in Code Section 501(c)(9), is sponsored or maintained by RYFL or any ERISA Affiliate.

(g)    Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the RYFL Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement (either alone or in conjunction with another event or events).

(h)    In the past ten (10) years, and to the knowledge of RYFL for any period prior to the past ten (10) years, no RYFL Plan is, and neither RYFL nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither RYFL nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation, any termination of employment relating thereto and occurring prior to, at, or following the Effective Time, or other events combined with the transactions contemplated by this Agreement) RYFL, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G, and no payments will trigger any excise taxes or penalties under Code Sections 280G or 4999. Section 3.15(i) of the RYFL Disclosure Schedule includes a schedule of the termination benefits that are or may be subject to Code Section 280G that would be payable to, or accelerated with respect to, the individual thereon under any RYFL Plan for the benefit of executive officers and other disqualified individuals as defined in Code Section 280G assuming their employment or service is terminated without cause on December 31, 2021 and the Effective Time occurs on such date, and based on the assumptions specified in Section 3.15(i) of the RYFL Disclosure Schedule.

(j)    Except as contemplated by this Agreement, neither RYFL nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way RYFL Plans.

3.16    Labor and Employment Matters. RYFL is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee

AGREEMENT AND PLAN OF MERGER	PAGE 25

classification, information privacy and security, payment and withholding of taxes. To the knowledge of RYFL, no employee with annual compensation of $50,000 or more plans to terminate his or her employment with RYFL or any Subsidiary. Within the past three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of RYFL, threatened, any labor dispute, work stoppage, labor strike, or lockout against RYFL. No employee of RYFL or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To RYFL’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on the RYFL Disclosure Schedule, no employee or independent contractor of RYFL or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement or any similar agreement with RYFL or any of its Subsidiaries (the “Employee Agreements”), and neither RYFL, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. RYFL is in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17    Obligations to Employees. All material obligations and liabilities of and all payments by RYFL or any ERISA Affiliate and all RYFL Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority, or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by RYFL or an ERISA Affiliate in accordance with GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) RYFL Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the RYFL Financial Statements and the books, statements, and records of RYFL.

3.18    Taxes, Returns, and Reports. Each of RYFL and its Subsidiaries has since January 1, 2015 (a) duly and timely filed (or extended before its due date) all federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments other than as permitted under clause (a) above (which extension is still in force). RYFL has established, and shall establish in the Subsequent RYFL Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the RYFL Financial Statements adequate to cover all of RYFL’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither RYFL nor any of its Subsidiaries has, nor to their knowledge will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent RYFL Financial

AGREEMENT AND PLAN OF MERGER	PAGE 26

Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of RYFL or its Subsidiaries. Except as set forth in Section 3.18 of the RYFL Disclosure Schedule, neither RYFL nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the RYFL Disclosure Schedule, no federal, state, or local tax returns of RYFL or any of its Subsidiaries have been audited by any taxing authority during the past five years.

3.19    Deposit Insurance. The deposits of Royal Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law, and RYFL or Royal Bank has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20    Insurance. Section 3.20 of the RYFL Disclosure Schedule contains a true, accurate and complete list of all material policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance, and insurance providing benefits for employees) owned or held by RYFL or any of its Subsidiaries on the date hereof or with respect to which RYFL or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.21    Books and Records. The books of account, minute books, stock record books, and other records of RYFL and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the RYFL’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of RYFL and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors, and the audit, compensation and nominating committees of the boards of directors. At the Closing, all of those books and records will be in the possession of RYFL and its Subsidiaries. Section 3.21 of the RYFL Disclosure Schedule lists the committees of RYFL and Royal Bank for which minutes and similar records of corporate action have not been maintained since July 1, 2019.

3.22    Broker’s, Finder’s, or Other Fees. 3.23 Except for reasonable fees and expenses of RYFL’s attorneys and accountants and the contractually-agreed fees and expenses of Boenning & Scattergood, Inc. (“Boenning”), RYFL’s financial advisor with respect to this Agreement under the agreement identified in Section 3.22 of the RYFL Disclosure Schedule, all of which shall be paid or accrued by RYFL at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of RYFL or any of its Subsidiaries or under any authority of RYFL or any of its Subsidiaries is or shall be entitled to any commission, broker’s, or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23    Interim Events. Except as otherwise permitted hereunder or disclosed in Section 3.23 of the RYFL Disclosure Schedule, since June 30, 2021, neither RYFL nor any of its Subsidiaries has:

(a)    Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on RYFL;

AGREEMENT AND PLAN OF MERGER	PAGE 27

(b)    Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c)    Declared, distributed, or paid any dividend or other distribution to its shareholders, except for the payment of dividends as permitted by Section 5.03(a)(ii) hereof;

(d)    Repurchased, redeemed, or otherwise acquired shares of its common stock (other than the withholding of shares to satisfy tax obligations in connection with the vesting of RYFL Restricted Stock or the exercise of RYFL Options), issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock (excluding pursuant to the exercise of any RYFL Option), including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;

(e)    Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of RYFL or a Subsidiary, except in the ordinary course of business;

(f)    (i) Increased the salary of any director, officer, or employee, except for normal increases of not more than 3.5% of such individual’s compensation in the ordinary course of business and in accordance with past practices, (ii) granted any bonus to any director, officer, or employee, except for normal bonuses of not more than 12% of such individual’s compensation in the ordinary course of business and in accordance with past practices, or (iii) entered into any employment contract, indemnity agreement, or understanding with any officer or employee, or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

(g)    Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business, or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)    Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate RYFL or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i)    Except for this Agreement, incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)    Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Royal Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

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(k)    Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l)    Except for this Agreement, entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m)    Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n)    Amended their certificate or articles of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same;

(o)    Conducted its respective business in any manner other than substantially as it was being conducted prior to June 30, 2021; or

(p)    Conducted its respective business, to the knowledge of RYFL, in violation of any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief and Economic Security Act (CARES).

3.24    Insider Transactions. Except as set forth in Section 3.24 of the RYFL Disclosure Schedule, during the preceding four years, no officer or director of RYFL or any of its Subsidiaries, or any member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director, has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by RYFL or any Subsidiary or in any liability, obligation, or indebtedness of RYFL or any Subsidiary, except for deposits of Royal Bank, securities issued by RYFL, and interests in compensatory arrangements.

3.25    Indemnification Agreements.

(a)    Neither RYFL nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment, or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability, or hold the same harmless from liability, other than as expressly provided in the certificate of incorporation or bylaws of RYFL or the charter documents of a Subsidiary.

(b)    During the preceding five years, no claims have been made against or filed with RYFL or any of its Subsidiaries nor have any claims been, to the knowledge of RYFL, threatened against RYFL or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of RYFL or any of its Subsidiaries.

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3.26    Shareholder Approval. The affirmative vote of the holders of a majority of the shares of the RYFL Common Stock (which are issued and outstanding on the record date relating to the RYFL Stockholders’ Meeting contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27    Intellectual Property.

(a)    RYFL and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by RYFL or its Subsidiaries in their respective businesses as currently conducted. Neither RYFL nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)    RYFL and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five years. There is no claim asserted or, to the knowledge of RYFL, threatened against RYFL and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)    To RYFL’s knowledge, no third party has infringed, misappropriated, or otherwise violated RYFL or its Subsidiaries’ Intellectual Property rights during the preceding four years. There are no claims asserted or threatened by RYFL or its Subsidiaries, nor has RYFL or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)    To the extent RYFL has designated any of its information, materials, or processes a trade secret, RYFL and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)    None of the RYFL Software (as defined in Section 3.27(g) below): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) that has not been patched and fixed by the software provider and installed and applied by RYFL and its Subsidiaries; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or system or, in the case of (i) and (ii), would not have a Material Adverse Effect on RYFL.

(f)    No RYFL Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file

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without the user’s consent (collectively, “Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the RYFL Software provider and installed and applied by RYFL and its Subsidiaries or would not have a Material Adverse Effect on RYFL.

(g)    For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, RYFL Software, and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights. For purposes of this Agreement, “RYFL Software” means all computer software owned by or used in the business of RYFL or any of its Subsidiaries (including through cloud-based or other third-party service providers), including source code, executable code, firmware, systems, tools (including business development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases, and other collections of data in any form or format, however fixed, and all documentation relating thereto.

3.28    Information Technology. The computers, RYFL Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by RYFL or any of its Subsidiaries (including through cloud-based or other third-party service providers) (collectively, the “RYFL IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of RYFL’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not have a Material Adverse Effect on RYFL. RYFL and its Subsidiaries take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the RYFL IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including but not limited to: (A) the use of encryption technology; and (B) the implementation of a security plan which (x) identifies within a reasonably prompt period of time any and all external risks to the security of RYFL’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. RYFL and its Subsidiaries have achieved a “baseline” maturity level in all domains according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. RYFL has implemented reasonable data backup, data storage, system redundancy, disaster avoidance and recovery procedures, and vendor risk management policies and procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against RYFL or any of its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on RYFL.

3.29    Community Reinvestment Act. Royal Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

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3.30    Bank Secrecy and Anti-Money Laundering Compliance. Since January 1, 2018, neither RYFL nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). RYFL and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of RYFL and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against RYFL or its Subsidiaries under any BSA/AML Law that, if determined adversely to RYFL or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on RYFL or its Subsidiaries.

3.31    Agreements with Regulatory Agencies. Except as set forth in Section 3.31 of the RYFL Disclosure Schedule, neither RYFL nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding four years, a recipient of any supervisory letter from, or, during the preceding four years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “RYFL Regulatory Agreement”), nor has RYFL or any of its Subsidiaries been advised, during the preceding four years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such RYFL Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of RYFL or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to RYFL or any of its Subsidiaries.

3.32    Approval Delays. To RYFL’s knowledge, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33    Internal Controls. RYFL and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (i) through the date hereof, neither RYFL nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of RYFL or any of its Subsidiaries or their respective internal accounting controls, including any material complaint,

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allegation, assertion, or claim that RYFL or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing RYFL or any of its Subsidiaries, whether or not employed by RYFL or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by RYFL or any of its officers, directors, employees, or agents to the Board of Directors of RYFL or any committee thereof or to any director or officer of RYFL.

3.34    Fiduciary Accounts. RYFL and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment adviser, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither RYFL nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust, to RYFL’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35    Fairness Opinion. The board of directors of RYFL has received an opinion from Boenning to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the stockholders of RYFL pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.36    Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any Antitakeover Provisions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FNWD

On or prior to the date hereof, FNWD has delivered to RYFL a schedule (the “FNWD Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI. However, for purposes of the FNWD Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable RYFL to identify the items to which it applies.

For the purpose of this Agreement, and in relation to FNWD, a “Material Adverse Effect on FNWD” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of FNWD and its Subsidiaries (as defined below in this introduction to Article IV) on a consolidated basis, or (ii) would materially impair the ability of FNWD or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by

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this Agreement; provided that, Material Adverse Effect on FNWD shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in Laws, but only to the extent that the effects of such change are not disproportionately adverse to the financial condition, results of operations or business of such party, as compared to other banking institutions with assets of less than $10 billion whose primary market area is located in the same primary market area within which such party operates, (c) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition, or results of operations of FNWD and its Subsidiaries, (e) changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (f) changes in general economic, legal, regulatory, social, or political conditions (including the outbreak or escalation of hostilities, war, acts of war, acts of terrorism, sabotage, natural disasters, public health emergencies, or other force majeure events, whether, as applicable, inside or outside the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States), or any national or global epidemic, pandemic, or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement, unless it uniquely affects FNWD or any of its Subsidiaries on a consolidated basis, and (g) any changes in general economic or capital market conditions affecting banks and their holding companies generally, including, without limitation, changes in interest rates and currency exchange rates.

For the purpose of this Agreement, and in relation to FNWD and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of FNWD who are listed on Section 4.0 of the FNWD Disclosure Schedule, after due inquiry. Additionally, for the purpose of this Agreement, and in relation to FNWD, its “Subsidiaries” shall mean any entity which is required to be consolidated with FNWD for financial reporting purposes pursuant to GAAP.

Accordingly, FNWD represents and warrants to RYFL as follows, except as set forth in the FNWD Disclosure Schedule:

4.01    Organization and Authority.

(a)    FNWD is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. FNWD has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)    Peoples Bank is an Indiana state-chartered bank existing under the laws of the State of Indiana. Peoples Bank has full corporate power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

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(c)    Each of FNWD’s Subsidiaries other than Peoples Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate or otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d)    The articles of incorporation and bylaws of FNWD and Peoples Bank, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, have been previously delivered to RYFL.

4.02    Authorization.

(a)    FNWD has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f), and (j)(i) hereof. This Agreement and its execution and delivery by FNWD have been duly authorized and approved by the Board of Directors of FNWD and, assuming due execution and delivery by RYFL, constitutes a valid and binding obligation of FNWD, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)    Neither the execution of this Agreement nor the consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of FNWD or the charter documents of any of FNWD’s Subsidiaries; (ii) conflicts with or violates any Law (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which FNWD or any of its Subsidiaries is a party or by which FNWD or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than RYFL) or any other adverse interest, upon any right, property, or asset of FNWD or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which FNWD or any of its Subsidiaries is bound or with respect to which FNWD or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)    Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by FNWD.

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4.03    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of FNWD consists of (i) 10,000,000 shares of common stock, without par value, 3,479,139 shares of which are issued and outstanding (and which includes shares of restricted stock), and (ii) 10,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. FNWD does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of FNWD on any matter. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of FNWD, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. Each share of FNWD common stock is entitled to one vote per share.

(b)    As of the date of this Agreement, no shares of FNWD capital stock were reserved for issuance except for: (i) 250,000 shares of FNWD common stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under employee benefit plans of FNWD; and (ii) 191,909 shares of FNWD common stock reserved for issuance pursuant to future awards under such employee benefit plans of FNWD.

(c)    None of the shares of FNWD common stock were issued in violation of any Law. As of the date of this Agreement there are: (i) other than outstanding stock options, restricted stock units, or other equity awards under employee benefit plans of FNWD as disclosed in Section 4.03(b), no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating FNWD or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of FNWD or any of its Subsidiaries; and (ii) no contractual obligations of FNWD or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of FNWD common stock or any equity security of FNWD or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of FNWD or its Subsidiaries.

(d)    Except as set forth on Section 4.03(d) of the FNWD Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNWD are owned by FNWD, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

4.04    Compliance with Law.

(a)    None of FNWD or any of its Subsidiaries is currently in violation of, and during the preceding five years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on FNWD. FNWD and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on FNWD.

(b)    FNWD is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the

AGREEMENT AND PLAN OF MERGER	PAGE 36

financial condition, results of operations, business, assets, or capital of FNWD or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of FNWD or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to FNWD or any of its Subsidiaries.

(c)    Since the enactment of the Sarbanes-Oxley Act, FNWD, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. FNWD maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the 1934 Act that are designed to provide reasonable assurance that information required to be disclosed by FNWD in reports that FNWD is required to file under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to FNWD’s management to allow timely decisions regarding required disclosures. As of June 30, 2021, to the knowledge of FNWD, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d)    All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable Laws, except such as would not have a Material Adverse Effect on FNWD.

4.05    Absence of Undisclosed Liabilities. Except (i) as provided in the FNWD financial statements included in its SEC Reports (as defined in Section 4.17), (ii) for unfunded loan commitments and obligations on letters of credit to customers of FNWD’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of FNWD or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on FNWD, nor, to FNWD’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of FNWD or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on FNWD.

4.06    Accuracy of Information Provided to RYFL. FNWD agrees that the information concerning FNWD or any of its Subsidiaries that is provided or to be provided by FNWD to RYFL for inclusion or that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement, will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not

AGREEMENT AND PLAN OF MERGER	PAGE 37

misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the RYFL Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, FNWD shall have no responsibility for the truth or accuracy of any information with respect to RYFL or any of its Subsidiaries or any of their affiliates provided by RYFL or any of its Subsidiaries, or of any information with respect to Boenning or any of its affiliates provided by Boenning, RYFL, or any of RYFL’s Subsidiaries, for inclusion and contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.

4.07    Financial Statements and Reports.

(a)    The following financial statements and reports of FNWD and its Subsidiaries, including the notes thereto (collectively, the “FNWD Financial Statements”) are publicly available:

(i)    consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of FNWD (which, as of each of the dates hereinafter mentioned in this paragraph was known as NorthWest Indiana Bancorp) as of and for the fiscal years ended December 31, 2020, 2019, and 2018;

(ii)    interim unaudited consolidated balance sheet and income statement as of and for the three months ended June 30, 2021; and

(iii)    call reports for Peoples Bank as of the close of business on December 31, 2020, 2019, and 2018, and as of and for the three months ended June 30, 2021.

(b)    The FNWD Financial Statements described in clauses (i) and (ii) of Section 4.07(a) above present fairly, in all material respects, the consolidated financial position of FNWD as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of FNWD and its Subsidiaries. The FNWD Financial Statements described in clause (i) of Section 4.07(a) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)    Since June 30, 2021, on a consolidated basis, FNWD and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08    Adequacy of Reserves. The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the FNWD Financial Statements are, in the judgment of management of FNWD, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding, and real estate owned as of the respective dates.

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4.09    Litigation and Pending Proceedings.

(a)    Except for lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of FNWD, threatened against FNWD or any of its Subsidiaries in any court or before any government agency or authority, arbitration panel, or otherwise which, if determined adversely to FNWD or any of its Subsidiaries, would have a Material Adverse Effect on FNWD.

(b)    Neither FNWD nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any Law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.10    Taxes, Returns, and Reports. Each of FNWD and its Subsidiaries has since January 1, 2015 (a) duly and timely filed all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). FNWD has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the FNWD Financial Statements adequate to cover all of FNWD’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither FNWD nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in FNWD’s future publicly-filed financial statements and as accrued or reserved for on the books and records of FNWD or its Subsidiaries. Neither FNWD nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the FNWD Disclosure Schedule, no federal, state, or local tax returns of FNWD or any of its Subsidiaries have been audited by any taxing authority during the past five years.

4.11     Deposit Insurance. The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable Law, and FNWD or Peoples Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12    Interim Events. Since June 30, 2021, neither FNWD nor any of its Subsidiaries has experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on FNWD.

4.13    Bank Secrecy and Anti-Money Laundering Compliance. Since January 1, 2018, neither FNWD nor any of

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its Subsidiaries has received any notice or communication from any regulatory authority alleging a material violation of, or material noncompliance with, any BSA/AML Law. FNWD and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of FNWD and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against FNWD or its Subsidiaries under any BSA/AML Law that, if determined adversely to FNWD or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect on FNWD.

4.14    Community Reinvestment Act. Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.15    Approval Delays. To the knowledge of FNWD, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.16    Internal Controls. FNWD and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (a) through the date hereof, neither FNWD nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of FNWD or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that FNWD or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (b) no attorney representing FNWD or any of its Subsidiaries, whether or not employed by FNWD or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by FNWD or any of its officers, directors, employees, or agents to the Board of Directors of FNWD or any committee thereof or to any director or officer of FNWD.

4.17    FNWD Securities and Exchange Commission Filings. Since January 1, 2020, FNWD has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by FNWD (“SEC Reports”). The SEC Reports were prepared in accordance with applicable Law in all material respects. All such SEC Reports were true, accurate, and complete in all material respects as of the respective date of the applicable SEC Report, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by FNWD, and to the knowledge of FNWD, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.18    Financial Capability. FNWD has sufficient funds to pay the aggregate Cash Consideration payable pursuant to Section 2.01.

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4.19    Well-Capitalized. Peoples Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)). Peoples Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change due to this Merger.

4.20    Information Technology. The computers, all computer software owned or used in the business of FNWD or any of its Subsidiaries, including source code, executable code, firmware, systems, tools (including business development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases, and other collections of data in any form or format, however fixed, and all documentation relating thereto, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by FNWD or any of its Subsidiaries (collectively, the “FNWD IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of FNWD’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not have a Material Adverse Effect on FNWD. FNWD and its Subsidiaries take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the FNWD IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including but not limited to: (A) the use of encryption technology; and (B) the implementation of a comprehensive security plan which (x) identifies within a reasonably prompt period of time any and all external risks to the security of FNWD’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. FNWD and its Subsidiaries have achieved a “baseline” maturity level in all domains according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. FNWD has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against FNWD or any of its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information other than violations that, individually, or in the aggregate, would not have a Material Adverse Effect on FNWD.

4.21    Employee Benefit Plans. All employee benefit and welfare benefit plans of FNWD or any of its Subsidiaries comply in form and in operation in all material respects with all applicable Laws, including the Code and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by FNWD or any of its Subsidiaries and that is intended to be qualified under Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination or an opinion letter as to the qualification under the Code of each such plan and each amendment thereto has been issued by the Internal Revenue Service.

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4.22    Agreements with Regulatory Agencies. Neither FNWD nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five years, a recipient of any supervisory letter from, or, during the preceding five years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (an “FNWD Regulatory Agreement”), nor has FNWD or any of its Subsidiaries been advised, during the preceding five years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such FNWD Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of FNWD or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to FNWD or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS

Where applicable, RYFL covenants and agrees with FNWD and covenants and agrees to cause its Subsidiaries to act as follows, and where applicable, FNWD covenants and agrees with RYFL as follows:

5.01    RYFL Stockholder Approval. RYFL shall submit this Agreement to its stockholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the certificate of incorporation and bylaws of RYFL (the “RYFL Stockholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of RYFL shall recommend to RYFL’s stockholders that such stockholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from RYFL’s stockholders. Additionally, each director and executive officer of RYFL and Royal Bank set forth in Section 5.01 of the FNWD Disclosure Schedule shall agree to vote any shares of RYFL Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02    Other Approvals.

(a)    RYFL shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist FNWD in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

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(b)    RYFL will use commercially reasonable efforts to obtain any required third-party consents to agreements, contracts, commitments, leases, instruments, and documents described in the RYFL Disclosure Schedule and to which RYFL and FNWD agree are material.

(c)    Any written materials or information provided by RYFL to FNWD for use by FNWD in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03    Conduct of Business.

(a)    After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of RYFL and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use reasonable best efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a material breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, without the prior written consent (including consent delivered by email) of FNWD which consent shall not be unreasonably withheld, conditioned or delayed (which prior written consent shall be deemed to have been given if FNWD has not objected to a proposed action by RYFL on or before three business days after written notice thereof has been given by RYFL and received by FNWD, which notice shall contain sufficient information, in FNWD’s reasonable discretion, regarding the matter for which RYFL is seeking consent), RYFL will not, and will cause its Subsidiaries to not:

(i)    make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock (other than pursuant to the exercise of any RYFL Stock Options outstanding as of the date hereof and exercised prior to the Election Deadline), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities (other than the withholding of shares of RYFL Common Stock to satisfy tax obligations in connection with the vesting of RYFL Restricted Stock or the exercise of RYFL Stock Options prior to the Election Deadline);

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(ii)    distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided that, each of RYFL’s Subsidiaries may pay cash dividends to RYFL or Royal Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of RYFL or Royal Bank and expenses of the Merger; provided further that, at FNWD’s request pursuant to Section 5.05(d) and except to the extent prohibited by Law or any bank regulatory agency, Royal Bank shall pay dividends to RYFL; provided further that, no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or is actually consummated if during such period RYFL’s stockholders will become entitled to receive dividends on their shares of FNWD common stock received pursuant to this Agreement;

(iii)    purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three years and in accordance with applicable Laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale;”

(iv)    make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of RYFL or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000. Except for binding commitments in effect as of the date of this Agreement, Royal Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of:

(1) any new commercial Loan in excess of $2,000,000 or any new commercial Loan which, after giving effect to such proposed Loan, would result in total exposure to the proposed borrower exceeding $5,000,000 in the aggregate; provided that, Royal Bank may, without the consent of FNWD, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $2,000,000 or less;

(2) any 1-to-4 family residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained), or any other 1-to-4 family residential mortgage Loan in excess of $548,250;

(3) any consumer Loan in excess of $100,000;

(4) any home equity Loan or line of credit in excess of $150,000;

(5) any Loan participation; or

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(6) any agreement to purchase mortgage loans from any third-party originator;

provided that, Royal Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Peoples Bank shall be provided with notice of the proposed action in writing (together with complete information regarding such Loan) and Peoples Bank has not provided written objection to the taking of such proposed action within three business days of being provided with such notice (the lack of such objection being deemed prior written consent of FNWD for purposes of this Section);

(v)    acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Royal Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to FNWD, which indicates that the real property is free of pollutants, contaminants, or hazardous materials; provided that, neither RYFL nor Royal Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless RYFL has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi)    except for normal annual compensation increases not to exceed 3.5% granted to employees who otherwise have not been provided a compensation increase within the 12 months preceding the date of this Agreement, and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.19 and Section 6.04(h) hereof, pay or agree to pay, conditionally or otherwise, any additional compensation (other than normal bonus compensation not to exceed 12% of an individual’s compensation and paid in the ordinary course of business and consistent with past practices) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees, or, except as required by Law and except as contemplated by this Agreement, adopt or make any change in any RYFL Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers, or employees;

(vii)    fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii)    except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Royal Bank, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the RYFL Financial Statements or the Subsequent RYFL Financial Statements, borrow any money, or incur any indebtedness in an aggregate amount exceeding $50,000;

AGREEMENT AND PLAN OF MERGER	PAGE 45

(ix)    change its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by RYFL’s independent auditors or its regulatory authorities, or (3) changes requested by FNWD pursuant to this Agreement;

(x)    make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi)    except as set forth in Section 5.03(a)(xi) of the RYFL Disclosure Schedule, make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as may be contemplated by any application filed with any bank regulatory authority in connection with the Merger;

(xii)    waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate (other than at its stated expiration date) any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by RYFL or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than 12 months following the date of this Agreement;

(xiii)    except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate;

(xiv)    except as required by applicable Law or regulatory authorities: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk;

(xv)    take any action that would change Royal Bank’s loan loss reserves that is not in compliance with Royal Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xvi)    except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $50,000 owing to RYFL or any Subsidiary or any claims which RYFL or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii)    pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against RYFL or any Subsidiary unless such payment, discharge, settlement, or compromise does not require RYFL or any Subsidiary to pay any

AGREEMENT AND PLAN OF MERGER	PAGE 46

monies in excess of $50,000 and would not (A) impose any material restriction on the business of RYFL or its Subsidiaries, and (B) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries;

(xviii)    take any action that is intended or is reasonably likely to result in (1) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (3) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(xix)    maintain the rate of interest paid by Royal Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx)    amend the certificate of incorporation or bylaws of RYFL, or similar governing documents of any of its Subsidiaries;

(xxi)    maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii)    knowingly take any action or fail to take any action that would, or would be likely to, prevent, impede, or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii)    agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04    Insurance. RYFL and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties, and operations, fidelity coverage, and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by RYFL or its Subsidiaries as of the date of this Agreement.

5.05    Accruals for Loan Loss Reserve and Expenses.

(a)    Prior to the Effective Time, RYFL shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking Laws and regulations, such appropriate accounting entries in its books and records and use reasonable best efforts to take such other actions as RYFL and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)    RYFL recognizes that FNWD may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable Law (including without limitation applicable banking Laws and regulations and GAAP), from and after the date hereof RYFL shall consult and cooperate in good faith with FNWD with respect to conforming the loan and accounting policies and practices of RYFL to those

AGREEMENT AND PLAN OF MERGER	PAGE 47

policies and practices of FNWD for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from FNWD to RYFL, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)    Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), RYFL shall consult and cooperate in good faith with FNWD with respect to determining, as reasonably specified in a written notice from FNWD to RYFL, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of RYFL’s expenses of the Merger.

(d)    Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), RYFL and Royal Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the fifth day next preceding the Closing Date, and only after FNWD acknowledges that all conditions to its obligation to consummate the Merger have been satisfied, and certifies to RYFL that FNWD will at the Effective Time deliver to RYFL the certificate contemplated in Section 7.02(g).

(e)    RYFL’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at FNWD’s request in compliance with Section 5.05(d).

5.06    Acquisition Proposals.

(a)    RYFL shall, and shall cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including Boenning) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, RYFL shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which RYFL or any of its Subsidiaries is a party (other than any involving FNWD).

(b)    Except as permitted in this Section 5.06, RYFL shall not, and shall cause its Subsidiaries and any of their respective directors, officers, and representatives (including Boenning) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided that, at any time prior to obtaining the approval of the Merger by RYFL’s stockholders, if RYFL receives an bona fide written Acquisition Proposal from a third party that was received after the date hereof (and not withdrawn) that the RYFL Board of Directors determines in good faith, after consultation with RYFL’s outside legal counsel and its financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of RYFL’s obligations under this Section 5.06, RYFL may furnish, or cause to be furnished, non-public information with respect to RYFL and its Subsidiaries to the Person who made such proposal (provided that all such information has been

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provided to FNWD prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the RYFL Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to RYFL’s stockholders under applicable Law, and (B) prior to taking such action, RYFL enters into a confidentiality agreement with respect to such proposal (which shall permit RYFL to comply with the terms of Section 5.06(b) and (c) hereof) containing provisions at least as restrictive to such receiving Person as the provisions are to FNWD in the Confidentiality Agreement (as defined in Section 11.08), a copy of which shall be provided to FNWD promptly (but in no event later than 24 hours) after the execution thereof. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Boenning) of RYFL or its Subsidiaries shall be a breach of this Section 5.06 by RYFL.

(c)    Neither the RYFL Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to FNWD or propose to withdraw or modify in a manner adverse to FNWD (or take any action inconsistent with) the recommendation by such RYFL Board of Directors or any such committee regarding this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit RYFL or Royal Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of RYFL’s stockholders to approve the Merger, the RYFL Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided that, the RYFL Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of RYFL under applicable Law; provided further that, the RYFL Board of Directors may not effect such an Adverse Recommendation Change unless (A) the RYFL Board of Directors shall have first provided prior written notice to FNWD (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new seven business day period), and (B) FNWD does not make, within seven business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the RYFL Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the RYFL Board of Director’s fiduciary duties to the stockholders of RYFL under applicable Law. RYFL agrees that, during the seven business day period prior to its effecting an Adverse Recommendation Change, RYFL and its officers, directors, and representatives shall negotiate in good faith with FNWD and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by FNWD.

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(d)    In addition to the obligations of RYFL set forth in paragraphs (a), (b), and (c) of this Section 5.06, RYFL shall as promptly as possible, and in any event within two business days after RYFL first obtains knowledge of the receipt thereof, advise FNWD orally and in writing of (i) any Acquisition Proposal or any request for information that RYFL reasonably believes could lead to or contemplates an Acquisition Proposal, or (ii) any inquiry RYFL reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions), and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to RYFL any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, RYFL (or its outside counsel) shall (A) advise and confer with FNWD (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide FNWD with true, correct, and complete copies of any document or communication related thereto.

(e)    For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of RYFL and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of RYFL or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of RYFL or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving RYFL, Royal Bank, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of RYFL, Royal Bank, or any of RYFL’s other Subsidiaries or of any resulting parent company of RYFL or Royal Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to FNWD of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, and as used elsewhere in this Agreement, a “Person” shall include a natural person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)    For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the RYFL Board of Directors determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the stockholders of RYFL from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any termination fees, expense reimbursement provisions, and conditions to consummation and any changes to the

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financial terms of this Agreement proposed by FNWD in response to such offer or otherwise)), and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory, and other aspects of such proposal.

5.07    Press Releases. FNWD and RYFL shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable Law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08    Changes and Supplements to Disclosure Schedules. RYFL shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the RYFL Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the RYFL Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of RYFL contained herein incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the RYFL Disclosure Schedule unless FNWD shall have first consented in writing with respect thereof.

5.09    Failure to Fulfill Conditions. In the event RYFL determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNWD.

5.10    Access; Information.

(a)    FNWD and RYFL, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books, and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege). FNWD and RYFL, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided that, such access or investigation shall not interfere unnecessarily with the normal business operations of RYFL or FNWD or either of their Subsidiaries; provided further, neither RYFL, FNWD or any of their Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person or would result in the waiver by any of them of the privilege protecting communications between any of them an any of their counsel. In addition, after receipt of all Regulatory Approvals and the necessary stockholders’ approval, RYFL shall cooperate with FNWD to facilitate introductions to Royal Bank’s customers and key business partners and referral sources.

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(b)    No investigation by FNWD or RYFL shall affect the representations and warranties made by RYFL or FNWD herein.

(c)    Any confidential information or trade secrets received by FNWD, RYFL, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by FNWD or RYFL, as applicable, or at FNWD’s or RYFL’s request, returned to FNWD or RYFL, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided that, the parties may retain such received confidential information for use solely to comply with applicable Law or regulation or professional standard or bona fide internal compliance policy requirements and any such retained information must be treated confidentially. Additionally, any confidential information or trade secrets received by FNWD or RYFL, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to FNWD or RYFL which would be prohibited by Law.

(d)    RYFL shall provide FNWD with copies of minutes and consents from all RYFL and Royal Bank Board of Directors and committee meetings no later than five business days after such minutes are approved at the next monthly meeting of the Board of Directors (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege).

5.11    Financial Statements. As soon as internally available after the date of this Agreement, RYFL will deliver to FNWD any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of RYFL prepared for its internal use, Royal Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by FNWD (collectively, “Subsequent RYFL Financial Statements”). The Subsequent RYFL Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12    Environmental.

(a)    If requested by FNWD, RYFL shall cooperate with an environmental consulting firm designated by FNWD that is reasonably acceptable to RYFL (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by FNWD on all real property

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(except single family, non-agricultural residential property of one acre or less) owned or leased by RYFL or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any applicable lease. FNWD will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. FNWD shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any RYFL property promptly upon FNWD’s receipt of such reports. FNWD shall be responsible for the costs of the Phase I environmental site assessments, and (i) FNWD and RYFL shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials) on any real property for which RYFL has not provided FNWD a Phase II environmental site assessment conducted within the past six (6) years, and (ii) FNWD shall be responsible for the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Consultant as a result of an actual or suspects “Recognized Environmental Condition” on any real property for which RYFL has provided FNWD a Phase II environmental site assessment conducted within the past six (6) years.

(b)    If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that RYFL and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the RYFL properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, and any other materials regulated under the Environmental Laws with respect to RYFL’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs,” as further adjusted pursuant to this Section 5.12), is in excess of $150,000, FNWD shall deliver to RYFL (not later than ten business days after its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by FNWD or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out-of-pocket costs of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If RYFL disagrees with FNWD’s estimate of the amount of out-of-pocket costs of such remediation or the course of action proposed by FNWD, RYFL shall deliver to FNWD a written notice of such objection (an “Environmental Cost Objection”) within five business days after RYFL’s receipt of the Environmental Cost Notice. No later than five business days following FNWD’s receipt of an Environmental Cost Objection, one or more members of senior management of FNWD and RYFL having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. If FNWD and RYFL are unable to resolve such dispute through good faith negotiations, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, a new environmental consulting firm that is mutually agreed to by the parties (the “Independent Environmental Consultant”). The Independent Environmental Consultant shall determine and report in writing to FNWD and RYFL the Estimated Clean-Up Costs, and such determinations shall be final, binding, and conclusive unless FNWD and RYFL mutually agree upon a different amount.

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(c)    The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if FNWD does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to FNWD and finally resolved as set forth in subsection (b) hereof, then as of the date of such resolution. Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $150,000 and $500,000, then FNWD shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $500,000, then FNWD shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs, or (2) terminate this Agreement pursuant to Section 8.01(c)(iv), which termination right shall be FNWD’s sole remedy in such event.

5.13    Governmental Reports and Shareholder Information. Promptly upon it becoming available, RYFL shall furnish to FNWD one copy of each financial statement, report, notice, or proxy statement sent by RYFL to any Governmental Authority or to RYFL’s stockholders, and of any order issued by any Governmental Authority in any proceeding to which RYFL is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.

5.14    Adverse Actions. RYFL shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material respects, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law.

5.15    Employee Benefits and Employees.

(a)    Neither the terms of Section 6.04 hereof nor the provision of any employee benefits by FNWD or any of its Subsidiaries to employees of RYFL or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of RYFL or any of its Subsidiaries; or (b) prohibit or restrict FNWD or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b)    RYFL will allow FNWD reasonable access during normal business hours to interview employees of RYFL and Royal Bank being considered by FNWD for post-Closing employment. Before the date that is 30 days prior to Closing, FNWD will use its best efforts to notify RYFL of the employees of RYFL and Royal Bank which FNWD intends to retain after the Effective Time (such employees, the “Retained Employees”). Prior to the Closing Date, RYFL

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shall be responsible for timely giving any notices to, and terminating (but in no event earlier than the date all Regulatory Approvals are received, with such termination to become effective as of the Effective Time), any employees of RYFL and Royal Bank who FNWD elects not to retain after, and whose employment will not be continued by FNWD as of, the Effective Time (such employees, the “Non-Retained Employees”), and RYFL shall pay to each Non-Retained Employee: (i) (A) severance pay for full-time employees who are classified as “exempt” for payroll purposes by RYFL, Royal Bank, or a Subsidiary of either, as applicable (“Exempt Employees”), as determined in accordance with the RYFL Severance Benefit Plan (the “RYFL Severance Benefits Plan”) equal to two weeks of pay, at the employee’s base rate of pay in effect at the time of termination, for each full year of continuous service with RYFL, Royal Bank, or a Subsidiary of either, as applicable, with a minimum of two weeks and a maximum of 26 weeks, and (B) severance pay for full-time employees who are classified as “non-exempt” for payroll purposes by RYFL, Royal Bank, or a Subsidiary of either, as applicable (“Non-Exempt Employees”), and for part-time employees, as determined in accordance with the RYFL Severance Benefits Plan equal to one week of pay, at the employee’s base rate of pay in effect at the time of termination, for each full year of continuous service with RYFL, Royal Bank, or a Subsidiary of either, as applicable, with a minimum of two weeks and a maximum of 26 weeks; and (ii) any and all other amounts (other than the severance payments set forth in subsection (i) above) which are then due and payable to the Non-Retained Employee in connection with the termination of his or her employment, including, without limitation, all accrued vacation pay and the health care continuation rights described below in this Section 5.15(b); provided that, in order to receive the severance payment described in subsection (i) above, each such Non-Retained Employee must sign and deliver to RYFL a termination and release agreement in a form reasonably acceptable to FNWD (a “Release Agreement”). Such Non-Retained Employees who sign and deliver a Release Agreement shall receive the severance payment described in subsection (i) above within 60 days of termination of employment. Any of such Non-Retained Employees shall be entitled to continuation coverage under Peoples Bank’s group health plans as required by Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”), subject to timely election and payment of the applicable COBRA premium by such Non-Retained Employees. The “applicable COBRA premium” shall be the premium rate in effect for other Peoples Bank COBRA beneficiaries (subject to any applicable federal or state subsidy), except that for Non-Retained Employees who are eligible for severance pay shall, for a minimum period of one month, and a maximum period of 6 months, in either case corresponding to the period for which severance is payable, pay only the portion of the applicable COBRA premium equal to the premium such Non-Retained Employees paid as an active employee immediately prior to the time of employment termination. RYFL shall take all necessary action to amend, or cause Royal Bank to amend, effective as of the date of this Agreement, any and all severance plans or policies adopted, maintained, or previously approved by RYFL and Royal Bank as set forth in Section 5.15(b) of the RYFL Disclosure Schedule, such that: (x) such severance plan or policy shall terminate as of the Effective Time; and (y), no such severance plan or policy shall apply to the payment of severance or other benefits by RYFL or any of its Subsidiaries, or by any other Person, to any Retained Employee or Non-Retained Employee. From and after the date of this Agreement, neither RYFL nor Royal Bank shall adopt or approve any new severance plans or policies.

(c)    Before Closing, with RYFL’s prior consent (which consent shall not be unreasonably withheld), FNWD may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for Non-Retained Employees; provided that, such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of RYFL.

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5.16    Payoff of CIBC Loan. No less than five business days prior to the Closing Date (the “Payoff Date”), RYFL shall terminate and discharge or cause to be discharged all indebtedness of RYFL under that certain Amended and Restated Loan Agreement dated as of November 1, 2017 between Royal Financial, Inc., as Borrower, and CIBC Bank USA, as Lender, as amended pursuant to an Amendment dated December 8, 2017, a Second Amendment dated February 15, 2018, a Third Amendment dated October 19, 2018, and a Fourth Amendment dated June 29, 2020 (collectively, and as amended, the “CIBC LOC”) pursuant to one or more executed pay-off letters, together with appropriate executed lien release documentation, in forms reasonably acceptable to FNWD (the “Loan Termination Documents”), which letters will: (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, or other similar obligations related to the CIBC LOC as of the Payoff Date (the “Payoff Amount”); (b) state that all obligations (including guarantees) in respect thereof and encumbrances in connection therewith on the assets of RYFL and its Subsidiaries, including but not limited to the pledge of shares of capital stock of Royal Bank securing the indebtedness under the CIBC LOC, will be, concurrently with the receipt of the Payoff Amount on the Payoff Date by the Persons holding such indebtedness, released; and (c) if necessary, authorize FNWD to file any termination statements or other documents necessary to terminate and release any encumbrances related to the CIBC LOC.

5.17    Termination of Royal Financial, Inc. 401(k) Plan.

(a)    RYFL maintains the Royal Financial, Inc. 401(k) Plan (the “RYFL 401(k) Plan”). RYFL shall make contributions to the RYFL 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the RYFL 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those RYFL 401(k) Plan participants who are employed by RYFL or its Subsidiaries.

(b)    As soon as practicable following the execution of this Agreement, RYFL, pursuant to the provisions of the RYFL 401(k) Plan, shall, subject to review and approval by FNWD: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the RYFL 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”), and (ii) amend the RYFL 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under, and to the extent legally required, vest fully participant accounts in the RYFL 401(k) Plan. Such resolutions and amendment shall be provided to FNWD at least ten (10) days prior to the Closing Date.

(c)    Any contributions due to the RYFL 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by RYFL, or by Peoples Bank if after the Effective Time, as soon as administratively feasible following the Plan Termination Date.

(d)    RYFL shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to RYFL as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the RYFL 401(k) Plan.

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(e)    As soon as practicable following the execution of this Agreement, FNWD will amend the Peoples Bank Employees’ Savings & Profit Sharing Plan (“Peoples Bank 401(k) Plan”) to permit Retained Employees to enter the Peoples Bank 401(k) Plan as of the Effective Time, and Retained Employees will be credited with prior years of service with RYFL for purposes of eligibility and vesting (but not benefit accruals).

5.18    Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a)    All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by RYFL or Royal Bank (“collectively, RYFL Fully-Insured Welfare Plans”) shall be terminated as of the Effective Time, unless otherwise determined by FNWD. RYFL shall take, or cause to be taken, all actions necessary to terminate all RYFL Fully-Insured Welfare Plans and related group insurance policies and third party service agreements as of the Effective Time, unless otherwise instructed by FNWD.

(b)    From the date of this Agreement through the Effective Time, RYFL shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under RYFL’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(c)    If FNWD so directs, as of the date of the termination of the RYFL cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the FNWD cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the FNWD cafeteria plan, subject to subsequent changes as provided in the FNWD plan. All benefit payments related to the transferred balances shall be made in accordance with the FNWD cafeteria plan.

5.19    Employment Agreements. RYFL and Royal Bank are parties to employment agreements with each of the employees of Royal Bank identified in Section 5.19 of the RYFL Disclosure Schedule (each, an “Employment Agreement”). FNWD shall honor the provisions relating to payments to such employees in connection with a change in control as set forth in each Employment Agreement (“Change in Control Payments”), unless superseded by an agreement entered into on or prior to the Effective Time between the employee of Royal Bank who is a party to the Employment Agreement and FNWD or any Subsidiary of FNWD; provided that, each Employment Agreement shall be amended, with the written consent of the Royal Bank employee who is a party thereto, prior to the Effective Time, if necessary, to ensure and expressly provide that no payment shall be made under such agreement or under any other plan, arrangement, or agreement applicable to such employee that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to the greatest amount payable without triggering the tax under Code Sections 4999 and 280G. Notwithstanding any contrary provision herein, the aggregate amount of all Change in Control Payments shall not

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exceed $3,400,000, which shall be inclusive of any value assigned to restrictive covenants to which the recipient of such payments may be subject. The payment of amounts in satisfaction of the Employment Agreements shall be contingent upon each Royal Bank employee who is a party to an Employment Agreement entering into a mutual termination of employment agreement in the form attached hereto as Exhibit 5.19 (a “Mutual Termination of Employment Agreement”), each of which shall be executed and delivered at Closing.

5.20    Offers of Employment. At least 30 days prior to the Effective Time, FNWD shall, or shall cause Peoples Bank to, make offers of employment, in FNWD’s sole discretion, to those employees of Royal Bank whose names are set forth on Section 5.20 of the FNWD Disclosure Schedule, as may be updated by FNWD prior to the tenth business day preceding the Closing Date (each, an “Offered Employee”), each on an “at-will” employment basis, pursuant to such terms as are consistent with the terms of employment set forth in Section 5.20 of the FNWD Disclosure Schedule applicable to such Offered Employee, with the employment of each such Offered Employee to become effective as of the Effective Time, subject to the satisfaction of FNWD’s customary pre-employment requirements applicable to similarly situated employee candidates of FNWD. Neither RYFL, Royal Bank, nor any of its Subsidiaries shall attempt to influence any such Offered Employee not to accept an offer of employment from FNWD. RYFL and Royal Bank shall permit representatives of FNWD or Peoples Bank to meet with the Offered Employees to discuss the offers of employment prior to the Closing Date at such times and dates that are mutually agreeable to RYFL and FNWD. Nothing in this Agreement shall affect FNWD’s or Peoples Bank’s right to terminate the employment of any Offered Employee at any time on or after the Effective Time, with or without cause or advance notice. Except as provided in this Section 5.20, it is understood and agreed that FNWD’s intention to extend offers of employment to the Offered Employees (i) shall not constitute any commitment, contract, or understanding (expressed or implied) of any obligation on the part of FNWD or Peoples Bank, as applicable, to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those consistent with the terms of employment set forth in Section 5.20 of the FNWD Disclosure Schedule, and (ii) unless otherwise agreed upon between FNWD or Peoples Bank and particular Offered Employees, employment offered by FNWD or Peoples Bank, as applicable, shall be “at will.”

5.21    [Reserved].

5.22    Bank Merger. Prior to the Effective Time, RYFL shall, and shall cause Royal Bank to, cooperate with FNWD and take such action as reasonably requested by FNWD as necessary to (i) prepare to effectuate the Bank Merger as contemplated in Section 1.05 hereof; and (ii) reconstitute the directors and officers of Royal Bank or any Subsidiary of RYFL, amend the articles of incorporation and bylaws of Royal Bank or any Subsidiary of RYFL, or make such other changes as FNWD may request if necessary to accomplish the same.

5.23    Cooperation on Conversion of Systems. RYFL agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to FNWD and to otherwise assist FNWD in facilitating the conversion of all of RYFL’s systems into, or to conform with, FNWD’s systems (including cooperating with FNWD in the training of RYFL’s and its Subsidiaries’ employees on FNWD’s systems), so that, as of the Closing, the systems of

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RYFL are readily convertible to FNWD’s systems to the fullest extent possible without actually converting them prior to the Closing. RYFL and FNWD shall meet on a regular basis to discuss and plan for the conversion of RYFL’s data processing and related electronic informational systems to those used by FNWD, which planning shall include, without limitation: (i) discussion of possible termination by RYFL of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by RYFL in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services. In the event that RYFL takes, at the request of FNWD, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, FNWD or Peoples Bank shall pay any such fees, expenses and charges directly to such third parties.

5.24    Installation/Conversion of Equipment. Prior to Closing, and after the receipt of all Regulatory Approvals, at times mutually agreeable to FNWD and RYFL, FNWD may, at FNWD’s sole expense, install teller equipment, platform equipment, data lines and computers, at the RYFL and Royal Bank offices, branches, and ATM locations, and RYFL shall cooperate with FNWD in connection with such installation; provided that, such installations shall not interfere with the normal business activities and operations of RYFL or Royal Bank or require material alterations to RYFL’s or Royal Bank’s facilities; provided further that, upon a termination of this Agreement, FNWD, at its sole expense, shall remove any such equipment and computers and make any necessary repairs to return the RYFL and Royal Bank property to its original state.

5.25    Antitakeover Provisions. At all times prior to the Closing, RYFL shall (i) take all reasonable action necessary to ensure that no Antitakeover Provision is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (ii) if any Antitakeover Provision becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Antitakeover Provision on this Agreement or the transactions contemplated hereby, including the Merger.

ARTICLE VI.

COVENANTS OF FNWD

FNWD covenants and agrees with RYFL and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, RYFL covenants and agrees with FNWD as follows):

6.01    Regulatory Approvals. FNWD shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to RYFL or Royal Bank, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than 45 days after the execution of this Agreement. FNWD shall provide RYFL and its counsel appropriate opportunity to review and comment on such bank

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regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. FNWD and RYFL shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. FNWD and RYFL shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.02    SEC Registration.

(a)    As soon as practicable following the date of this Agreement, (i) RYFL and FNWD shall prepare a joint proxy statement (or similar disclosure document) (the “Joint Proxy Statement”), in accordance with the rules and regulations of the SEC, to be used in connection with the RYFL Stockholders’ Meeting and the FNWD Stockholders’ Meeting to obtain approval of the Merger, and any other matters required to be approved or adopted, by each party’s respective stockholders, and (ii) FNWD shall prepare and file with the SEC a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”), and in accordance with the rules and regulations of the SEC, covering the shares of FNWD Common Stock to be issued pursuant to this Agreement and containing a prospectus for that purpose and made a part thereof (the “Prospectus,” and together with the Joint Proxy Statement, the “Joint Proxy Statement/Prospectus”). The registration statement referred to in the preceding sentence, and any amendments and supplements thereto, is referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include the Joint Proxy Statement/Prospectus, and, in the case of the Joint Proxy Statement, the disclosures in which shall be reasonably acceptable to FNWD and RYFL, and shall incorporate all appropriate comments thereto prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. FNWD shall use its best reasonable efforts to cause the Registration Statement to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. FNWD shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of FNWD Common Stock pursuant to this Agreement.

(b)    The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the Registration Statement. FNWD shall promptly notify RYFL upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Joint Proxy Statement/Prospectus, as the case may be, and shall provide RYFL with copies of all correspondence between FNWD and the SEC. If prior to the Effective Time any event occurs with respect to RYFL, FNWD, or any of their respective Subsidiaries, or any change occurs with respect to information supplied by or on behalf of RYFL or FNWD, respectively, for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, RYFL or FNWD, as applicable, shall promptly notify the other of such event, and RYFL or FNWD, as applicable, shall cooperate in the

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prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to RYFL’s and FNWD’s respective stockholders.

(c)    If FNWD’s common stock becomes listed on the NASDAQ Stock Market (“NASDAQ”) after the date of this Agreement and prior to the Effective Time, then FNWD shall use its reasonable best efforts to cause the shares of FNWD Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Capital Market (subject to official notice of issuance) prior to the Effective Time.

6.03    FNWD Stockholder Approval. FNWD shall submit this Agreement, and any other matters required to be approved or adopted, to its stockholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Articles of Incorporation and Bylaws of FNWD (the “FNWD Stockholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. The Board of Directors of FNWD shall recommend to FNWD’s stockholders that such stockholders approve and adopt this Agreement and the Merger contemplated hereby, and any other matters required to be approved or adopted in connection therewith, and will solicit proxies voting in favor of this Agreement and any such other matters from FNWD’s stockholders.

6.04    Employee Benefit Plans and Employee Payments.

(a)    FNWD shall make available to the Retained Employees substantially the same employee benefits as are generally available to all FNWD employees.

(b)    FNWD and RYFL agree to address any issues related to the differences between the vacation and paid time off policies of RYFL and any Subsidiary (including, without limitation, any policy providing for the accrual of sick time) and the vacation and paid time off policies of FNWD, and communicate the proposed reconciliation of the policies to the Retained Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the FNWD vacation and paid time off policies are made available to the Retained Employees, such Retained Employees will be subject to the terms and conditions of the FNWD vacation/paid time off policy in place for similarly situated employees of FNWD, with credit given for all prior years of service with RYFL or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)    Retained Employees will receive credit for prior service with RYFL or its Subsidiaries, or their predecessors, (i) for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of FNWD and its Subsidiaries, and (ii) for all purposes under any welfare plan, severance plan, and similar arrangements maintained by FNWD and/or any subsidiary.

(d)    To the extent a RYFL employee benefit plan is terminated at or prior to the Effective Time, Retained Employees shall become eligible to participate in FNWD’s similar employee benefit plans, if any, as of the Effective Time. To the extent a RYFL employee benefit plan is terminated after the Effective Time, Retained Employees shall become eligible to

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participate in FNWD’s similar employee benefit plans, if any, on the date of such plan termination. FNWD will use its reasonable best efforts to: (i) avoid subjecting Retained Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of FNWD or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of RYFL; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Retained Employees under the corresponding RYFL plan during the balance of the then current year-end period of coverage.

(e)    To the extent permitted under the terms of any tax-qualified retirement plan maintained by FNWD after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the RYFL 401(k) Plan with respect to any Retained Employees.

(f)    Consistent with Section 5.18 of this Agreement, FNWD may elect to continue to maintain, at the Effective Time, all fully insured employee welfare benefit plans and any cafeteria plans of RYFL or any of its Subsidiaries that are currently in effect until such time as FNWD determines, in its sole discretion, to modify or terminate any or all of those plans; provided that, neither FNWD nor any of its Subsidiaries shall terminate the existing coverage of any Retained Employee or his or her dependent under any RYFL or Royal Bank health plans prior to the time such Retained Employee and his or her dependent is participating in the health plans, programs, and benefits common to all similarly situated employees of FNWD and its Subsidiaries and their dependents. With respect to plans continued by FNWD in accordance with the preceding sentence, claims incurred under the employee welfare benefit and cafeteria plans of RYFL or any of its Subsidiaries prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)    Until the Effective Time, RYFL or a Subsidiary of RYFL, whichever is applicable, shall be liable for all obligations for continued health coverage under COBRA for eligible employees who incur a qualifying event before the Effective Time. FNWD or a FNWD Subsidiary, whichever is applicable, shall, from and after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of RYFL or a Subsidiary of RYFL who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of RYFL or a Subsidiary of RYFL who incurs a qualifying event before the Effective Time.

(h)    Except for the employees of Royal Bank identified in Section 5.19 of the RYFL Disclosure Schedule who are parties to an Employment Agreement, those Retained Employees (i) who are still employed by RYFL or Royal Bank as of the Effective Time and have a Qualifying Termination Event (as defined below) within 12 months after the Effective Time; and (ii) who sign and deliver to FNWD a Release Agreement, shall be entitled to severance pay equal to (A) in the case of Retained Employees who were Exempt Employees immediately prior to the Effective Time, two weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with RYFL or Royal Bank, as applicable, with a minimum of two weeks and a maximum of 26 weeks, or (B) in the case of Retained Employees who were Non-Exempt

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Employees, including regular part-time employees, immediately prior to the Effective Time, one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with RYFL or Royal Bank, as applicable, with a minimum of two weeks and a maximum of 26 weeks. Any Retained Employees (x) who are still employed as part-time employees by RYFL or Royal Bank as of the Effective Time, as determined in accordance with the policies of Royal Bank, and who are terminated by FNWD other than for cause (as determined by FNWD pursuant to its policies or any agreement applicable to the employee) within 12 months after the Closing Date; and (y) who sign and deliver to FNWD a Release Agreement, shall be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with RYFL or Royal Bank, as applicable, with a minimum of two weeks and a maximum of 26 weeks. Such Retained Employees who sign and deliver the Release Agreement will receive their severance pay in a lump-sum payment within 60 days of termination of employment. Furthermore, any of such terminated Retained Employees shall be entitled to continuation coverage under Peoples Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. The “applicable COBRA premium” shall be the premium rate in effect for other Peoples Bank COBRA beneficiaries (subject to any applicable federal or state subsidy), except that or Retained Employees who are eligible for severance pay shall, for a minimum period of one month, and a maximum period of 6 months, in either case corresponding to the period for which severance is payable, pay only the portion of the applicable COBRA premium equal to the premium such Non-Retained Employees paid as an active employee immediately prior to the employment termination. For purposes of clarity, any Retained Employee who is not employed by RYFL or Royal Bank as of the Effective Time, for whatever reason, including but not limited to, a voluntary termination of employment by a Retained Employee, shall not be entitled to the payment of severance or any other benefits or amounts under this Section 6.04(h). Nothing in this Section 6.04 shall be deemed to limit or modify FNWD’s or Peoples Bank’s at-will employment policy or any employee’s at-will employment status.

(i)    For purposes of Section 6.04(h) above, a “Qualifying Termination Event” shall mean (i) an involuntary termination of a Retained Employee by FNWD or Peoples Bank for any reason other than for “cause” (as determined under the policies of FNWD and/or Peoples Bank or any agreement applicable to the employee); or (ii) a voluntary resignation of a Retained Employee at the Effective Time by a RYFL or Royal Bank employee who was offered a permanent position with FNWD or any of its Subsidiaries (A) with a 15% or greater reduction in rate of base salary, or (B) that is outside a 30 mile radius of the current address of such employee’s primary work location at RYFL or Royal Bank.

(j)    FNWD shall authorize the payment of and pay retention bonuses to selected Retained Employees identified by FNWD and RYFL upon such employees reaching certain milestones, and in the amounts to be agreed upon by FNWD and RYFL, as set forth in Section 6.04(j) of the FNWD Disclosure Schedule; provided that, the aggregate cost of the retention bonuses shall not exceed the amount set forth in Section 6.04(j) of the FNWD Disclosure Schedule.

6.05    Adverse Actions. FNWD shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material

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respect, (c) a material violation of any provision of this Agreement, (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law, or (e) amend its Articles of Incorporation or Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would material or adversely affect the benefits of the Merger to the stockholders of RYFL.

6.06    D&O Insurance and Indemnification.

(a)    Subject to the limits of applicable federal banking law and regulations, FNWD shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of RYFL and its Subsidiaries, including Royal Bank (each, an “RYFL Indemnified Party”) for a period of six years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such RYFL Indemnified Party would have been indemnified for (or entitled to advancement of expenses) as a director or officer of RYFL or any of its Subsidiaries under applicable Delaware law or RYFL’s or any such Subsidiaries’ certificate or articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)    Subject to the conditions of this Section 6.06(b), FNWD shall cause the persons serving as officers and directors of RYFL and Royal Bank immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by RYFL (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by FNWD, RYFL shall cause the applicable broker of record for its Existing Policy and its existing Financial Institution Bond to be assigned to FNWD’s designee. Such assignments in favor of FNWD’s designee shall be executed by RYFL with sufficient time to allow FNWD and its designee to place the insurance required by this Section 6.06(b). The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided that, FNWD shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 200% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); provided further that, if notwithstanding the use of reasonable efforts to do so, FNWD is unable to maintain or obtain the insurance called for by this Section 6.06(b), FNWD shall obtain as much comparable insurance as is available for the Maximum Amount. FNWD’s obligations under this Section 6.06(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions, and annual premium as of the date of this Agreement, and which must be continuously maintained in force by RYFL without interruption, cancellation, or amendment until the Effective Time or FNWD’s obligations under this Section 6.06(b) shall cease.

(c)    The provisions of this Section 6.06 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each RYFL Indemnified Party and

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his or her heirs and personal representatives. FNWD shall pay all reasonable costs, including attorneys’ fees, upon the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.06 to the fullest extent permitted under applicable Law, the certificate of incorporation of RYFL or the bylaws of RYFL; provided, however, such payment of costs shall be paid by FNWD in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of: (i) written affirmation of an Indemnified Party’s good faith belief that the Indemnified Party is eligible to receive the indemnification provided for in this Section 6.06; and (ii) an unconditional written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by FNWD as authorized in this Section 6.06.

(d)    In the event that either FNWD or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FNWD shall assume the obligations set forth in this Section 6.06.

6.07    Changes and Supplements to FNWD Disclosure Schedules. FNWD shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FNWD Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the FNWD Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FNWD contained herein materially incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the FNWD Disclosure Schedule unless RYFL shall have first consented in writing with respect thereof.

6.08    FNWD and Peoples Bank Boards of Directors. FNWD and Peoples Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the By-Laws of FNWD and Peoples Bank, the Agreed Director shall be appointed as a director of FNWD and Peoples Bank. If the term of the class of directors to which the Agreed Director is appointed shall expire less than three (3) years after the Effective Time, FNWD and Peoples Bank, as applicable, agree to cause the Agreed Director to be nominated and recommended for election by the stockholders of the applicable company at the next election of directors as long as the Agreed Director continues to meet all of FNWD’s and Peoples Bank’s respective director qualifications as set forth in their respective organizational documents, charters, and/or written policies, is otherwise qualified to serve as a director of FNWD and Peoples Bank under all applicable Laws, and is not prohibited from serving in such a capacity by any bank or securities regulatory authority or similar self-governing organization with jurisdiction over FNWD or Peoples Bank.

6.09    Issuance of FNWD Common Stock and Consideration Availability. The FNWD Board of Directors shall authorize and reserve the maximum number of shares of FNWD Common Stock to be issued pursuant to this Agreement. The FNWD Common Stock to be issued

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by FNWD to the stockholders of RYFL pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The shares of FNWD Common Stock to be issued to the stockholders of RYFL pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of FNWD or any other Person, firm, or entity. The FNWD Common Stock to be issued to the stockholders of RYFL pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for FNWD common stock issued to any stockholder of RYFL who may be deemed to be an “affiliate” (under the 1933 Act) of FNWD after completion of the Merger pursuant to Rule 144 of the 1933 Act. FNWD has no reason to believe it will not have a sufficient amount of cash, or have access to a sufficient amount of cash, to fulfill its obligations with respect to cash payments under this Agreement.

6.10    Failure to Fulfill Conditions. In the event FNWD determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify RYFL.

6.11    Short-Swing Trading Exemption. FNWD shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of RYFL (including derivative securities) or acquisitions of equity securities of FNWD in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3(d) promulgated under the Exchange Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01    Conditions Precedent to FNWD’s Obligations. The obligation of FNWD to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by FNWD:

(a)    Representations and Warranties. Each of the representations and warranties of RYFL (i) set forth in Sections 3.01, 3.02(a), 3.02(b)(i), 3.03, 3.08, 3.23(a), and 3.23(n) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in accordance with its terms at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date), and (ii) set forth in Sections 3.02(b)(ii) and 3.36 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct in all material respects only as of such date). All other representations and warranties of RYFL set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all respects as of the date of this

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Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on RYFL.

(b)    Covenants. Each of the covenants and agreements of RYFL shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)    Deliveries at Closing. FNWD shall have received from RYFL at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to FNWD, set forth in Section 10.02(b).

(d)    Registration Statement Effective. FNWD shall have registered its shares of FNWD Common Stock to be issued to the stockholders of RYFL in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by FNWD. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions, or requirements which the Board of Directors of FNWD reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on FNWD, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that FNWD would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(f)    Stockholder Approval. The stockholders of RYFL and FNWD shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement. The total number of the Dissenting Shares shall be no greater than 7.5% of the number of shares of RYFL Common Stock outstanding as of the date of this Agreement.

(g)    Officers’ Certificate. RYFL shall have delivered to FNWD a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a) and Section 7.01(b).

(h)    Tax Opinion. The Board of Directors of FNWD shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to FNWD, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of RYFL, except with respect to the Cash Consideration and the cash received by the stockholders of RYFL for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

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(i)    280G Opinion. FNWD shall have received a letter of tax advice, in a form satisfactory to FNWD, from RYFL’s outside, independent certified public accountants to the effect that any amounts that are paid by RYFL before the Effective Time, or required under the Employment Agreements, other agreements, or arrangements existing prior to the Effective Time, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of RYFL, its Subsidiaries, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j)    Material Proceedings.

(i)    None of FNWD, RYFL, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding that has or would reasonably be expected to have a Material Adverse Effect on RYFL shall have been initiated relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(ii)    RYFL shall have settled the dispute matters set forth in Section 7.01(j)(ii) of the FNWD Disclosure Schedule (the “Dispute Matters”) pursuant to the terms and conditions set forth therein.

(k)    Termination of Existing Employment Agreements. The Royal Bank employees identified in Section 5.19 shall have executed and delivered the Mutual Termination of Change in Control Agreements to FNWD.

(l)    Notice of Termination of Data Processing Agreement. Royal Bank shall have provided notice of termination to FiServ Solutions, Inc. (“FiServ”) under that certain Master Agreement dated September 1, 2011 (including related exhibits and schedules) between Royal Bank and FiServ, as amended (the “Data Processing Agreement”).

(m)    RYFL Adjusted Consolidated Stockholder’s Equity. As of the end of the month prior to the Effective Time, the RYFL Adjusted Consolidated Stockholders’ Equity (as defined in this Section 7.01(m)), shall not be less than $48,114,000. “RYFL Adjusted Consolidated Stockholders’ Equity” shall be the consolidated stockholders’ equity of RYFL and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided that, (i) any accruals established by RYFL pursuant to Section 5.05; (ii) any change in RYFL’s accumulated other comprehensive income, whether upward or downward, from such amount at June 30, 2021, which the parties acknowledge to be $799,654, until the measurement date; (iii) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by RYFL in connection with this Agreement or the transactions contemplated thereby, including but not limited to any fees incurred pursuant to (A) environmental

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investigation or testing under Section 5.12, (B) the engagement of an independent valuation expert under Section 5.19, and (C) the retention of outside consultants or employees under Section 5.23; (iv) any amounts paid or payable to any director, officer, or employee of RYFL or any Subsidiary under any contract, severance arrangement, benefit plan, or employment practice of RYFL, or at the direction of or with the written consent of FNWD, and all other payroll and non-payroll related costs and expenses; (v) costs associated with the termination of the RYFL 401(k) Plan; (vi) costs associated with the termination of the Data Processing Agreement, as set forth in Section 7.01(l); (vii) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by RYFL in connection with any lawsuit filed involving this Agreement or the transactions contemplated hereby; (viii) any change in the value of the deferred tax assets, net, of RYFL from the value of the deferred tax assets, net reflected in RYFL’s audited financial statements for the fiscal year ended June 30, 2020, in each case calculated on a consolidated basis and in accordance with GAAP, but solely to the extent such change results from any change in federal corporate income tax rates subsequent to date of this Agreement; and (ix) any amounts paid or payable by RYFL to the holders of RYFL Options pursuant to Section 2.03(a), in each case incurred or to be incurred by RYFL through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the RYFL Adjusted Consolidated Stockholders’ Equity for purposes of this Section 7.01(m). All such excluded amounts also shall be determined in accordance with GAAP. Notwithstanding the foregoing provisions of this Section 7.01(m), if as of the end of the month prior to the Effective Time, (x) the RYFL Adjusted Consolidated Stockholders’ Equity is less than $48,114,000 but greater than $46,614,000, FNWD shall waive, in writing, the condition set forth in this Section 7.01(m), and the Merger Consideration shall be reduced in the amount and in the manner as set forth in Exhibit 7.01(m); and (y) the RYFL Adjusted Consolidated Stockholders’ Equity is less than $46,614,000, FNWD, in its sole discretion, may elect to waive, in writing, the condition set forth in this Section 7.01(m), and in such event, the Merger Consideration shall be reduced in the amount and in the manner as set forth in Exhibit 7.01(m).

(n)    Consents. RYFL shall have obtained or caused to be obtained (i) all written consents, if any, required under the Material Contracts, and (ii) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(o)    Listing. If FNWD’s common stock becomes listed on the NASDAQ after the date of this Agreement and prior to the Effective Time, the shares of FNWD Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

(p)    CIBC LOC. The CIBC LOC shall have been terminated and all indebtedness thereunder shall have been paid-off and discharged, and all liens, security interests, pledges, and other encumbrances on the assets of RYFL and its Subsidiaries under the CIBC LOC, including but not limited to the pledge of shares of capital stock of Royal Bank thereunder, shall have been released.

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7.02    Conditions Precedent to RYFL’s Obligations. The obligation of RYFL to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by RYFL:

(a)    Representations and Warranties. Each of the representations and warranties of FNWD (i) set forth in Sections 4.01, 4.02(a), 4.02(b)(i), 4.03(a)(i) and 4.12 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct (other than, in the case of Section 4.03(a)(i), such failures to be true, accurate and correct as are de minimis) as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date) and (ii) set forth in Sections 4.02(b)(ii) and 4.07 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct in all material respects only as of such date). All other representations and warranties of FNWD set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FNWD.

(b)    Covenants. Each of the covenants and agreements of FNWD shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)    Deliveries at Closing. RYFL shall have received from FNWD at the Closing the items and documents, in form and content reasonably satisfactory to RYFL, listed in Section 10.02(a) hereof.

(d)    Registration Statement Effective. FNWD shall have registered its shares of FNWD Common Stock to be issued to the stockholders of RYFL in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by FNWD. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)    Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

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(f)    Stockholder Approval. The stockholders of RYFL and FNWD shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement.

(g)    Officers’ Certificate. FNWD shall have delivered to RYFL a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b).

(h)    Tax Opinion. The Board of Directors of RYFL shall have received a written opinion of the law firm of Howard & Howard Attorneys PLLC, dated as of the Closing Date, in form and content reasonably satisfactory to RYFL, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of RYFL, except with respect to the Cash Consideration and the cash received by the stockholders of RYFL for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.05 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)    Material Proceedings. None of FNWD, RYFL, or any Subsidiary of FNWD or RYFL, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding that has or would reasonably be expected to have a Material Adverse Effect on FNWD shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(j)    Listing. If FNWD’s common stock becomes listed on the NASDAQ after the date of this Agreement and prior to the Effective Time, the shares of FNWD Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

ARTICLE VIII.

TERMINATION OF MERGER

8.01    Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)    by the mutual written consent of FNWD and RYFL;

(b)    by either of RYFL or FNWD by written notice to the other:

(i)    if this Agreement and the Merger are not approved by the requisite vote of the stockholders of RYFL at the RYFL Stockholders’ Meeting contemplated in Section 5.01 or by the stockholders of FNWD at the FNWD Stockholders’ Meeting contemplated by Section 6.03;

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(ii)    (A) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction, or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (B) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (C) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided that, the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (A), (B), and (C) above;

(iii)    if the consummation of the Merger shall not have occurred on or before March 31, 2022 (the “Outside Date”); provided that, the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant, or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c)    by written notice from FNWD to RYFL, if:

(i)    any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date (provided that FNWD is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(ii)    RYFL breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by RYFL within 20 business days after RYFL’s receipt of written notice of such breach from FNWD (provided that FNWD is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on RYFL; or

(iv)    FNWD elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.12.

(d)    by written notice from RYFL to FNWD if:

(i)    any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date (provided that RYFL is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

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(ii)    FNWD breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by FNWD within 20 business days after FNWD’s receipt of written notice of such breach from RYFL (provided that RYFL is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on FNWD.

(e)    by written notice from FNWD to RYFL:

(i)    if the RYFL Board of Directors shall fail to include its recommendation to approve the Merger in the Joint Proxy Statement;

(ii)    in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)    if the RYFL Board of Directors shall approve any Acquisition Proposal or publicly recommend that the holders of RYFL Common Stock accept or approve any Acquisition Proposal; or

(iv)    if RYFL shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(f)    by written notice by FNWD to RYFL if a quorum could not be convened at the RYFL Stockholders’ Meeting contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)    by written notice of RYFL to FNWD if a quorum could not be convened at the FNWD Stockholders’ Meeting contemplated by Section 6.03 or at a reconvened meeting held at any time prior to or on the Outside Date.

(h)    by written notice from RYFL to FNWD if the RYFL Board of Directors has approved any Acquisition Proposal or if RYFL shall have entered into a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal;

(i)    by written notice by RYFL to FNWD at any time during the five business day period commencing on the Determination Date, if and only if both of the following conditions are satisfied: (i) the FNWD Market Value as of the Determination Date is less than $34.42; and (ii) (A) the number obtained by dividing

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(1) the FNWD Market Value as of the Determination Date, by (2) $34.42, is less than (B) the number obtained by subtracting 0.2 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price; provided that, if RYFL elects to exercise its termination right pursuant to this Section 8.01(i), it shall give written notice to FNWD. Within five business days following receipt of such notice, FNWD may, at its sole option (the “Fill Option”) offer to increase the Stock Consideration by either the First Trigger Fill or the Second Trigger Fill. If FNWD elects to exercise its Fill Option pursuant to this Section 8.01(i), it shall give prompt written notice to RYFL of such election and any references to “Stock Consideration” in this Agreement shall thereafter be deemed to refer to the Stock Consideration as adjusted pursuant to this Section 8.01(i). If FNWD or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(i).

For purposes of this Section 8.01(i), the following terms shall have the meanings indicated below:

“Determination Date” means the 15th business day prior to the scheduled Closing Date, as extended from time to time.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the Determination Date.

“First Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) $34.42 and (ii) the FNWD Market Value on the Determination Date.

“FNWD Market Value” means, as of any specified date, the volume weighted average of the daily closing sales prices of a share of FNWD Common Stock as reported on the NASDAQ Capital Market or, if the FNWD Common Stock is not listed on the NASDAQ Capital Market as of such date, the OTC Pink Marketplace, as applicable, for the 15 consecutive trading days immediately preceding such specified date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

AGREEMENT AND PLAN OF MERGER	PAGE 74

“Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the date of this Agreement.

“Second Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) the Second Trigger Price, and (ii) the FNWD Market Value on the Determination Date.

“Second Trigger Price” shall mean $34.42 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price, by (ii) the Initial Index Price.

8.02    Effect of Termination.

(a)    Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of FNWD or RYFL and each of their respective Subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 5.06, this Section 8.02, and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided that, nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.

(b)    RYFL shall pay to FNWD an amount in cash equal to $2,000,000 (the “Termination Fee”) if:

(i)    this Agreement is terminated by FNWD pursuant to Section 8.01(e); or

(ii)    this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of RYFL’s stockholders to approve the Agreement and the Merger by the requisite vote, or by FNWD pursuant to Section 8.01(f), and, in each case, (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination RYFL or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(iii)    this Agreement is terminated by either RYFL or FNWD pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, RYFL or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(iv)    this Agreement is terminated by FNWD pursuant to Section 8.01(c)(i) or (ii) as a result of an intentional, willful, or grossly negligent breach or nonperformance by

AGREEMENT AND PLAN OF MERGER	PAGE 75

RYFL of any representation, warranty, or covenant contained in this Agreement and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, RYFL or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(v)    this Agreement is terminated by RYFL pursuant to Section 8.01(h).

(c)    Any fee due under Section 8.02(b) shall be paid by RYFL by wire transfer of same day funds within two business days after written demand for payment is made by FNWD.

(d)    In the event FNWD would be entitled to the Termination Fee pursuant to Section 8.02(b), then FNWD may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided that, this Agreement shall not be terminated until the Termination Fee is paid in full. RYFL acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FNWD would not have entered into this Agreement. Accordingly, if RYFL fails promptly to pay the Termination Fee, and, in order to obtain such payment, FNWD commences a suit that results in a judgment against RYFL for the Termination Fee, RYFL shall also pay to FNWD its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made. RYFL shall not be required to pay the Termination Fee on more than one occasion.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of FNWD and RYFL as filed with the Indiana Secretary of State and the Delaware Division of Corporations (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01    Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by FNWD, or, if appropriate in light of the status of the COVID-19 pandemic, by video or telephonic conference, as mutually determined by the parties.

AGREEMENT AND PLAN OF MERGER	PAGE 76

10.02    Deliveries.

(a)    At the Closing, FNWD will deliver to RYFL the following:

(i)    the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)    copies of all Regulatory Approvals necessary to consummate the Merger;

(iii)    copies of the resolutions adopted by the Board of Directors and stockholders of FNWD, certified by the Secretary of FNWD relative to the approval of this Agreement and the Merger;

(iv)    the tax opinion required by Section 7.01(h) hereof;

(v)    evidence of the purchase of director and officer liability insurance for the benefit of the RYFL Indemnified Parties in accordance with Section 6.06; and

(vi)    such other documents and information as RYFL or its legal counsel may reasonably request.

(b)    At the Closing, RYFL will deliver to FNWD the following:

(i)    the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)    copies of the resolutions adopted by the Board of Directors and stockholders of RYFL certified by the Secretary of RYFL relative to the approval of this Agreement and the Merger;

(iii)    the tax opinion required by Section 7.02(h) hereof;

(iv)    the 280G opinion required by Section 7.01(i) hereof;

(v)    the executed Loan Termination Documents;

(vi)    the stock certificate of Royal Bank, free and clear of all encumbrances; and

(vii)    such other documents and information as FNWD or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01    Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided that, neither this Agreement nor any of the rights,

AGREEMENT AND PLAN OF MERGER	PAGE 77

interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.06 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of RYFL, on behalf of its stockholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02    Waiver; Amendment.

(a)    The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)    This Agreement may be amended, modified, or supplemented only by a written agreement executed by the parties hereto.

11.03    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given if (i) delivered by hand and receipted for, (ii) delivered by certified United States Mail, return receipt requested, first class postage pre-paid

AGREEMENT AND PLAN OF MERGER	PAGE 78

(and confirmed by the delivery of an e-mail to the receiving party at the e-mail address provided by the receiving party), or (iii) delivered by overnight express receipted delivery service as follows:

If to FNWD:	with a copy (which shall not constitute notice) to:

Finward Bancorp 9204 Columbia Avenue Munster, IN 46321 Attn: Benjamin J. Bochnowski President and CEO	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: David P. Hooper

And

If to RYFL:	with a copy (which shall not constitute notice) to:

Royal Financial, Inc. 9226 Commercial Avenue Chicago, IL 60617 Attn: Leonard S. Szwajkowski President and CEO	Howard & Howard Attorneys PLLC 200 S. Michigan Avenue Suite 1100 Chicago, IL 60604 Attn: Mark Ryerson

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04    Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

11.06    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07    Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would

AGREEMENT AND PLAN OF MERGER	PAGE 79

occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08    Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated February 12, 2020, as amended on February 16, 2021, and the Confidentiality Agreement dated May 5, 2021 by and between the parties (collectively, the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09    Survival of Representations, Warranties, or Covenants. Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.06, 5.17, 5.18, 5.19, 5.25, 6.04, 6.06, 6.08, 6.09, and all of the provisions of this Article XI shall survive the Effective Time.

11.10    Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11    Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. For purposes of this Agreement, the term “business day” means any day except Saturday and Sunday when Peoples Bank in Munster, Indiana, is open for the transaction of business.

[SIGNATURE PAGE FOLLOWS.]

AGREEMENT AND PLAN OF MERGER	PAGE 80

IN WITNESS WHEREOF, FNWD and RYFL have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts, and delivered by their duly authorized officers.

FINWARD BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski, President & CEO

ROYAL FINANCIAL, INC.

By:	/s/ Leonard S. Szwajkowski
Leonard S. Szwajkowski, President & CEO

AGREEMENT AND PLAN OF MERGER	PAGE 81

INDEX OF EXHIBITS

Exhibit 1.05	Bank Merger Agreement

Exhibit 2.03(a)	Option Cancellation Agreement

Exhibit 5.01	Form of Voting Agreement

Exhibit 5.19	Form of Mutual Termination of Employment Agreement

Exhibit 7.01(m)	RYFL Adjusted Consolidated Stockholders’ Equity Price Adjustment

INDEX TO EXHIBITS

EXHIBIT 1.05

BANK MERGER AGREEMENT

(See attached)

EXHIBIT 1.05	BANK MERGER AGREEMENT

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) dated as of the [•] day of [•], 2021, is entered into by and between PEOPLES BANK (the “Surviving Bank”), an Indiana state chartered bank and wholly-owned subsidiary of Finward BANCORP, an Indiana corporation (the “Holding Company”), and ROYAL SAVINGS BANK, an Illinois state chartered savings bank (the “Merging Target Bank”), and wholly-owned subsidiary of ROYAL FINANCIAL, INC., a Delaware corporation (“RYFL”).

RECITALS

WHEREAS, Holding Company and RYFL have entered into an Agreement and Plan of Merger, dated as of July 28, 2021 (the “Merger Agreement”), providing for an acquisition transaction in which RYFL will merge with and into Holding Company (the “Merger”); and immediately thereafter or simultaneously therewith, Merging Target Bank will merge with and into Surviving Bank with the Surviving Bank as the resulting institution (the “Bank Merger”); and

WHEREAS, the Boards of Directors and sole shareholders of Surviving Bank and Merging Target Bank each have adopted resolutions approving this Agreement and authorized the Bank Merger contemplated hereby.

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant to the Merger Agreement and subject to the terms and conditions of this Agreement, agree as follows:

ARTICLE I

BANK MERGER

Section 1.1 Effective Time of Bank Merger. Effective immediately following the Effective Time, as defined in the Merger Agreement (the “Effective Time of the Bank Merger”), Merging Target Bank shall be merged with and into Surviving Bank, and Surviving Bank shall be the surviving institution (the “Surviving Institution”).

ARTICLE II

ARTICLES, BY-LAWS, ETC.

Section 2.1 Articles of Incorporation. At the Effective Time of the Bank Merger, the Articles of Incorporation of Surviving Bank in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the Articles of Incorporation of the Surviving Institution.

Section 2.2 By-Laws. At the Effective Time of the Bank Merger, the By-Laws of Surviving Bank in effect immediately prior to the Effective Time of the Bank Merger shall continue to be the By-Laws of the Surviving Institution.

EXHIBIT 1.05	BANK MERGER AGREEMENT	PAGE 1

Section 2.3 Directors and Officers. At the Effective Time of the Bank Merger, the directors of Surviving Bank shall continue to be the directors of the Surviving Institution (provided that, Surviving Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the By-Laws of Surviving Bank, [•] shall be appointed as a director of Surviving Bank), and the officers of Surviving Bank then holding office shall continue to be the officers of the Surviving Institution, in each case, subject to the Surviving Institution’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.

Section 2.4 Home Office. The main office of Surviving Bank located at 9204 Columbia Avenue, Munster, Indiana 46321, and all branch offices of Surviving Bank immediately prior to the Bank Merger shall continue to be the main office and branch offices, respectively, of the Surviving Institution at the Effective Time of the Bank Merger. The main office and branch offices of Merging Target Bank immediately prior to the Bank Merger shall become branch offices of the Surviving Institution at the Effective Time of the Bank Merger.

ARTICLE III

MANNER OF CONVERTING AND EXCHANGING

MERGING TARGET BANK STOCK

Section 3.1 Converting and Exchanging Shares. Subject to the provisions of this Article III, the manner of converting and exchanging the outstanding common shares of Surviving Bank and Merging Target Bank at the Effective Time of the Bank Merger shall be as follows:

(a) Each of the shares of common stock of Surviving Bank (“Surviving Bank Common Stock”), outstanding immediately prior to the Effective Time of the Bank Merger shall remain outstanding immediately after the Effective Time of the Bank Merger.

(b) Each of the 100 shares of the common stock, par value of $1.00 per share, of Merging Target Bank (the “Merging Target Bank Common Stock”) outstanding immediately prior to the Effective Time of the Bank Merger shall, at the Effective Time of the Bank Merger, be cancelled without additional consideration therefor.

Section 3.2 Transfer of Shares. After the Effective Time of the Bank Merger, there shall be no transfers on the stock transfer books of Merging Target Bank or the Surviving Institution of any shares of Merging Target Bank Common Stock.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effect of Bank Merger. From and after the Effective Time of the Bank Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities, and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Bank Merger.

EXHIBIT 1.05	BANK MERGER AGREEMENT	PAGE 2

Section 4.2 Obligations of Surviving Institution. From and after the Effective Time of the Bank Merger, the Surviving Institution shall be responsible for all obligations of the Merging Target Bank and each claim existing and each action or proceeding pending by or against the Merging Target Bank may be prosecuted as if the Bank Merger had not taken place, and the Surviving Institution may be substituted in the place of the Merging Target Bank. No right of any creditor of the Merging Target Bank and no lien upon the property of the Merging Target Bank shall be impaired by the Bank Merger.

Section 4.3 Further Documents. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances, or assurances in law are necessary or desirable to vest, perfect, or confirm of record in the Surviving Institution the title to any property or rights of the Merging Target Bank, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the Merging Target Bank immediately prior to the Effective Time of the Bank Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all things necessary or proper, to vest, perfect, or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

Section 4.4 Termination. This Agreement shall terminate automatically upon termination of the Merger Agreement.

Section 4.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

[SIGNATURE PAGE FOLLOWS.]

EXHIBIT 1.05	BANK MERGER AGREEMENT	PAGE 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

PEOPLES BANK	ROYAL SAVINGS BANK

By:	By:

Printed: Benjamin J. Bochnowski	Printed: Leonard S. Szwajkowski
Title: President and CEO	Title: President and CEO

SIGNATURE PAGE TO BANK MERGER AGREEMENT

EXHIBIT 2.03(a)

OPTION CANCELLATION AGREEMENT

(See attached)

EXHIBIT 2.03(a)	OPTION CANCELLATION AGREEMENT

OPTION CANCELLATION AGREEMENT

The undersigned represents and warrants that he/she is the legal and beneficial owner of one or more options to purchase shares of common stock, par value $0.01 per share, of ROYAL FINANCIAL, INC., a Delaware corporation (“RYFL”), which was issued to the undersigned under the [Royal Financial, Inc. 2005 Stock Option Plan] [Royal Financial, Inc. 2018 Equity Incentive Plan], as described on Schedule 1 attached hereto (the “Options”). The Options are evidenced by one or more stock option grant agreements (the “Stock Option Agreements”).

The undersigned acknowledges that RYFL has agreed to merge with Finward Bancorp, an Indiana corporation (“FNWD”), and acknowledges and agrees that in connection therewith, the holders of the RYFL Options, as defined in the Agreement and Plan of Merger dated July 28, 2021 between RYFL and FNWD (the “Merger Agreement”), are required to convert their stock options into cash pursuant to Section 2.03(a) of the Merger Agreement.

The undersigned (i) acknowledges and agrees that he/she shall be entitled to receive, in connection with the Merger and payable by RYFL immediately prior to the Effective Time of the Merger, a cash payment equal to the difference between $20.14 and the per share exercise price for each share of RYFL common stock subject to the Options, including any non-vested Options, owned by the undersigned; provided that, there shall be withheld from such cash payment any taxes required to be withheld by applicable law; and (ii) recognizes and agrees that the Stock Option Agreements (and all other agreements or instruments evidencing the ownership of the Options held by the undersigned) shall be cancelled and be of no further force and effect upon the payment noted above.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the [•] day of [•], 2021.

OPTIONHOLDER

Signature

Name Printed

ACCEPTED AND AGREED to this [•] day of [•], 2021.

FINWARD BANCORP

By:
Printed:
Title:

EXHIBIT 2.03(a)	OPTION CANCELLATION AGREEMENT

SCHEDULE 1

STOCK OPTIONS

Date of Grant:	No. of Options:	Exercise Price:		Amount of Payment at Closing Date
		$	__________	$	__________
		$	__________	$	__________
		$	__________	$	__________
		$	__________	$	__________
		$	__________	$	__________
TOTAL			N/A	$	__________

SCHEDULE 1

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

EXHIBIT 5.01	VOTING AGREEMENT

VOTING AGREEMENT

Each of the undersigned, being all of the directors and an executive officer of ROYAL FINANCIAL, INC. (“RYFL”) solely in their capacity as stockholders and having, in the case of the RYFL directors, voted for the approval and adoption by RYFL of that certain Agreement and Plan of Merger (“Merger Agreement”) among RYFL and FINWARD BANCORP (“FNWD”), whereby FNWD will acquire all of the outstanding capital stock of RYFL in exchange for cash consideration and shares of FNWD common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Merger Agreement and herein, and in order to induce FNWD to execute and deliver the Merger Agreement to RYFL and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Merger Agreement that the undersigned:

(a) subject to fiduciary duties and Section 5.06 of the Merger Agreement, will support the consummation of the Holding Company Merger and any merger of any RYFL subsidiaries, including Royal Savings Bank and will recommend the Holding Company Merger for approval and adoption by the stockholders of RYFL;

(b) will vote all shares of common stock of RYFL (“RYFL Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of RYFL or adjournments thereof, in favor of the approval and adoption of the Merger Agreement and the Holding Company Merger (provided that, for purposes of this paragraph the term “RYFL Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary except where the undersigned has sole voting discretion over such shares, and (2) any unexercised stock options to purchase shares of RYFL Common Stock); and

(c) until the earlier of (i) such time as the Merger Agreement has been approved at a meeting of the stockholders of RYFL, or an adjournment thereof, or (ii) the Merger Agreement has been duly terminated in accordance with the provisions thereof, will not transfer any shares of RYFL Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to FNWD a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to FNWD. Notwithstanding the foregoing provisions of this paragraph, nothing herein shall prevent the following transfers of RYFL Common Stock: transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee); transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Voting Agreement; surrender RYFL Common Stock to RYFL in connection with the vesting, settlement, or exercise of RYFL equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement, or exercise, or, in respect of the RYFL equity awards, the exercise price thereon; or as FNWD may otherwise consent to in writing, which such consent shall not be unreasonably withheld, conditioned or delayed.

EXHIBIT 5.01	VOTING AGREEMENT	PAGE 1

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of RYFL Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Merger Agreement in accordance with its terms; or (c) the taking of such action whereby a majority of RYFL’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Merger Agreement, withdraws its favorable recommendation of the Merger Agreement to the stockholders of RYFL.

Each of the undersigned acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Voting Agreement and the transactions and consequences contemplated hereby. Each of the undersigned further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement may be amended, modified or supplemented at any time only by the written approval of such amendment, modification or supplement by FNWD and all of the undersigned. This Voting Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or other equitable relief to prevent breaches of this Voting Agreement and to seek enforcement specifically of the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. This Voting Agreement shall be binding upon and inure to the benefit of the undersigned and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of any of the undersigned.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXHIBIT 5.01	VOTING AGREEMENT	PAGE 2

EXECUTED AND DELIVERED as of July 28, 2021.

DIRECTORS:

(32,763 shares)
James A. Fitch, Jr. Chairman of the Board

(28,582 shares)
John T. Dempsey Director

(8,340 shares)
Roger L. Hupe Director
(17,755 shares)
C. Michael McLaren Director

(67,000 shares)
Leonard S. Szwajkowski Director, President, and Chief Executive Officer

(250,249 shares)
Philip J. Timyan Director

(43,400 shares)
Robert W. Youman Director

EXECUTIVE OFFICER:

(26,605 shares)
Andrew Morua Senior Vice President, Chief Lending Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT 5.01	VOTING AGREEMENT	PAGE 3

EXHIBIT 5.19

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

(See attached)

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

THIS MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT (“Agreement”) is entered into on this [•] day of [•], 2021, but effective as of the Effective Time (as defined herein), by and among ROYAL FINANCIAL, INC., a Delaware corporation (“RYFL”), ROYAL SAVINGS BANK, an Illinois state chartered savings bank and wholly-owned subsidiary of RYFL (“Royal Bank”), FINWARD BANCORP, an Indiana corporation (“FNWD”), PEOPLES BANK, an Indiana state chartered commercial bank and wholly-owned subsidiary of FNWD, and [•], the current [•] of RYFL and Royal Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”).

RECITALS

WHEREAS, RYFL, Royal Bank, and the Executive entered into a certain Executive Employment Agreement, dated as of [•], 20[•] (the “Employment Agreement”) and attached as Exhibit 1 hereto; and

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated July 28, 2021, by and between RYFL and FNWD (the “Merger Agreement”), RYFL shall be merged with and into FNWD (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and

WHEREAS, in connection with the Merger, the Parties hereto desire to mutually terminate the Employment Agreement (other than Sections 11, 12 and 13 which, by their terms survive the termination of the Employment Agreement) and distribute the amounts payable thereunder in connection with a change in control of RYFL to the Executive in the amounts and subject to the terms and conditions set forth in this Agreement

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

Section 1. Termination of Employment Agreement. The Parties hereby agree that, effective as of the Effective Time, the Employment Agreement (other than Sections 11, 12 and 13 which, by their terms survive the termination of the Employment Agreement) shall terminate and the Executive’s employment with RYFL and Royal Bank shall cease, and all of the Executive’s rights to compensation, payments, and/or benefits under the Employment Agreement or with respect to the Executive’s employment with RYFL or Royal Bank shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by RYFL or Royal Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary, bonus, profit sharing, and/or vacation pay or similar pay, to the extent consistent with Section 5.03(a)(vi) of the Merger Agreement; (iii) the payment of any vested benefits under non-qualified plans of RYFL or Royal Bank; (iv) obligations regarding accelerated vesting and/or the cash payment in lieu of equity awards granted under any RYFL equity plan or arrangement to the Executive and that are outstanding immediately prior to the closing date of the Merger; (v) any

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 1

payment or benefit to the Executive or the Executive’s dependents or beneficiaries under any other RYFL or Royal Bank group disability or life insurance plan, arrangement, or policy that accrued prior to the Effective Time, or any right to continued COBRA coverage under Section 8(c)(iv) of the Employment Agreement and any group health plan of RYFL, Royal Bank, FNWD, or Peoples Bank, as applicable; or (vi) any amounts payable under Section 2 of this Agreement). Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of RYFL or its subsidiaries or affiliates, or FNWD or its subsidiaries or affiliates, in the event that the Executive’s employment with either RYFL, Royal Bank, FNWD, or Peoples Bank, or any of their subsidiaries or affiliates, terminates for any reason within [•] days of the closing date of the Merger.

Section 2. Consideration.

(a) Subject to Sections 4 and 5, as consideration for the Executive to enter into this Agreement and its attachments, appendices, and exhibits, and to terminate the Employment Agreement with RYFL and Royal Bank, RYFL or Royal Bank shall pay to the Executive an amount equal to $[•], representing the amount to which the Executive would be entitled to be paid under the terms of the Employment Agreement upon the consummation of the Merger (the “Change in Control Payment” or the “Amount”) if such terms were triggered by a qualifying termination of Executive’s employment after a Change in Control, less any withholdings for applicable taxes required by law. Subject to the foregoing, RYFL or Royal Bank shall pay the Amount to the Executive in a lump sum on the Effective Time. For purposes of clarification, FNWD and RYFL agree and acknowledge that the Amount shall not reduce or impact the calculation of the RYFL Adjusted Consolidated Stockholders’ Equity (as defined in the Merger Agreement) for purposes of Section 7.01(m) of the Merger Agreement.

(b) The Executive hereby acknowledges and agrees that: (i) the Change in Control Payment is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Section [8(c)] of the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change in Control (as defined in the Employment Agreement); and (ii) except as provided in this Agreement and the Merger Agreement, the Executive is not entitled to receive any further compensation, payments, and/or employee benefits under the Employment Agreement or pursuant to the Executive’s relationship with RYFL or Royal Bank.

Section 3. Governing Law, Jurisdiction, Venue, and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the choice of law principles or rules thereof. The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Illinois located in Chicago, Illinois, or the Federal District Court for the Northern District of Illinois, located in Cook County, Illinois, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 2

such courts. Notwithstanding the foregoing, RYFL or Royal Bank, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 4. Restrictive Covenants.

The Executive reaffirms and agrees that he/she remains bound by the provisions of Sections 11, 12 and 13 of the Employment Agreement. As a result, and given Executive’s lengthy employment with, and access to RYFL’s and Royal Bank’s Confidential Information and/or customers and clients, and the payment of the Amount, Executive agrees for a period of one (1) year following the Effective Time (the “Non-Compete Period”), the Executive will not directly or indirectly, for the Executive’s own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) within the Market Area:

(a) Without the advance written consent of Peoples Bank, engage, directly or indirectly, in any business that provides banking products or services or that competes in any way with the RYFL, Royal Bank or Peoples Bank or any of its or their subsidiaries or affiliates;

(b) Solicit or induce, or attempt to solicit or induce any client or customer of RYFL, Royal Bank or Peoples Bank or any of its or their subsidiaries or affiliates, with whom Executive had contact or about whom Executive had access to Confidential Information, not to do business with RYFL, Royal Bank or Peoples Bank or any of its or their subsidiaries or affiliates; and

(c) Solicit or induce, or attempt to solicit or induce any employee or agent of RYFL, Royal Bank or Peoples Bank or any of its or their subsidiaries or affiliates, with whom Executive had contact or about whom Executive had access to Confidential Information, to terminate his or her relationship with RYFL, Royal Bank or Peoples Bank or any of its or their subsidiaries or affiliates.

For purposes of this Section, the term “Market Area” shall be an area encompassed within a twenty (20) mile radius surrounding any location of RYFL or Royal Bank, or any of their subsidiaries, that was in existence immediately prior to the Effective Time.

Section 5. Use and Return of Confidential Information and Property.

(a) The Executive understands, acknowledges, and agrees that during the course of the Executive’s employment with RYFL and Royal Bank the Executive has gained information regarding, knowledge of, and familiarity with Confidential Information (defined below) and that if the Confidential Information was disclosed by the Executive,

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 3

FNWD and Peoples Bank would suffer irreparable damage and harm. The Executive understands, acknowledges, and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. The Executive acknowledges and agrees that RYFL and Royal Bank used reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b) The Executive covenants and agrees:

(i) to keep all Confidential Information within FNWD’s custody and control and to promptly return to FNWD all Confidential Information that is still in the Executive’s possession or control upon the termination of the Executive’s employment with RYFL and Royal Bank; and

(ii) promptly upon termination of the Executive’s employment with RYFL and Royal Bank, to return to FNWD, at FNWD’s principal office, all vehicles, equipment, computers, credit cards, and other property of RYFL and Royal Bank and to cease using any of the foregoing.

(c) The Executive further covenants and agrees that he/she shall not (i) directly or indirectly disclose, provide, or discuss any Confidential Information with or to any person other than those directors, officers, employees, representatives, and agents of FNWD or Peoples Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against RYFL, Royal Bank, FNWD or Peoples Bank, or (B) for the Executive’s own benefit or for the benefit of any person or entity other than RYFL, Royal Bank, FNWD and Peoples Bank.

(d) Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i) materials, records, data, documents, lists, writings, and information (whether in writing, printed, verbal, electronic, computerized, on disk, or otherwise) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships, and/or customers of RYFL, Royal Bank, FNWD, Peoples Bank, or any affiliate of any of them that are not generally known by the public at large and/or which provide any of the foregoing entities with a competitive advantage;

(ii) “trade secrets” of RYFL, Royal Bank, FNWD, Peoples Bank, or any affiliate of any of them, as defined under Illinois law; and

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 4

(iii) any and all copies, summaries, analyses, and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of FNWD.

Notwithstanding the foregoing, Confidential Information shall not include any information regarding the business activities of RYFL, Royal Bank, FNWD, Peoples Bank, or any affiliate regarding their business activities to any bank regulator having regulatory jurisdiction over their activities pursuant to a formal regulatory request. Moreover, nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of RYFL, Royal Bank, FNWD, Peoples Bank, or any affiliate. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to RYFL, Royal Bank, FNWD, Peoples Bank, or any affiliate related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Section 6. Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 4 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the term of this Agreement and for the full periods specified in Section 4. The Parties hereto understand, acknowledge, and agree that the restrictions, covenants and obligations contained in Sections 4 and 5 are reasonable in view of the nature of the business in which RYFL, Royal Bank, FNWD and Peoples Bank are engaged, the Executive’s position with RYFL and Royal Bank, and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs, employees, and customers of RYFL and Royal Bank.

The restrictions and covenants contained in Section 4 and obligations of Section 5 are essential terms and conditions to RYFL, Royal Bank, FNWD, and Peoples Bank entering into this Agreement, and shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action the Executive has against RYFL, Royal Bank, FNWD or Peoples Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by FNWD or Peoples Bank of these covenants and obligations.

RYFL’s and/or Royal Bank’s obligation to pay any amounts otherwise payable to the Executive pursuant to this Agreement or any other agreement or arrangement shall immediately terminate in the event that the Executive breaches any of the provisions of Section 4 or violates the obligations of Section 5. Notwithstanding the foregoing:

(a) the covenants of the Executive set forth in Sections 4 and 5 shall continue in full force and effect and be binding upon the Executive;

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 5

(b) FNWD and Peoples Bank shall each be entitled to the remedies specified in Section 7; and

(c) FNWD and Peoples Bank shall each be entitled to its damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Section 4 or violation of the obligations of Section 5.

Section 7. Remedies. The Executive agrees that FNWD and Peoples Bank shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Executive of any provision of Section 4 or violation of the obligations of Section 5. Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4 or violation of the obligations of Section 5, in addition to all other remedies to which FNWD and Peoples Bank are entitled at law, in equity, or otherwise, they may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 4 or 5. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of FNWD and Peoples Bank for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to it at law, in equity, or otherwise.

Section 8. Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to the greatest amount payable without triggering the tax under Code Section 4999. All necessary calculations for the purposes of this paragraph shall be done by RYFL’s outside, independent certified public accountants, consistent with Section 7.01(i) of the Merger Agreement.

Section 9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of RYFL, Royal Bank, FNWD, and Peoples Bank and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive to a successor of RYFL or Royal Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of RYFL or Royal Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due to the Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

Section 10. Entire Agreement. This Agreement (including all attachments, appendices, and, as applicable, exhibits hereto), the Merger Agreement (as applicable with respect to this Agreement) and Sections 11, 12 and 13 of the Employment Agreement comprise the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 6

Section 11. Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified, or supplemented only by a written agreement executed by parties to be bound thereto.

Section 12. Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that, should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

Section 13. Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

Section 14. Notices. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to RYFL or Royal Bank:
At the Executive’s last known address on file with Royal Bank	Attn: Chairman of the Board 9226 Commercial Avenue Chicago, Illinois 60617

If to FNWD or Peoples Bank Attn: Chief People Officer 9204 Columbia Avenue Munster, Indiana 46321

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

Section 15. Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

Section 16. Release. For and in consideration of the foregoing covenants and promises made by RYFL and Royal Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release RYFL, Royal Bank, FNWD, and Peoples Bank and all other persons named in the Release (defined below) from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 7

Release of All Claims substantially in the form attached hereto as Appendix A (the “Release”), which shall be executed within seven days prior to the Effective Time. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING, AND NOT REVOKING THE RELEASE WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE.

Section 17. Exemption from 409A. It is intended that the payments and benefits provided under Section 2 of this Agreement shall be exempt from the application of the requirements of Section 409A of the Code, and the regulations and other rulings promulgated thereunder (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. References under this Agreement to termination or cessation of employment of Executive or similar terms shall be interpreted to mean “separation from service” as such term is defined in Section 409A. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if the Executive is a “specified employee,” as determined under Peoples Bank’s policy for identifying specified employees on his or her date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a separation from service (as defined in accordance with the default rules under Section 409A), and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Executive’s termination (or, if the Executive dies during such six month period, on the date of the Executive’s death). The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither RYFL, Royal Bank, FNWD, Peoples Bank, their affiliates, nor any of their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

Section 18. Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it, he, or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM FNWD OR PEOPLES BANK OR THEIR LEGAL COUNSEL.

[Signature Page Follows]

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 8

IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

EXECUTIVE

[•]

ROYAL FINANCIAL, INC.	ROYAL SAVINGS BANK

By:	By:
Its:	Its:

FINWARD BANCORP	PEOPLES BANK

By:	By:
Its:	Its:

EXHIBIT 5.19	MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 9

APPENDIX A

RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to [•] (the “Executive”) of certain payments pursuant to the Mutual Termination of Employment Agreement dated [•], 2021 (the “Termination Agreement”) between the Executive and ROYAL FINANCIAL, INC. (“RYFL”) and its wholly-owned subsidiary ROYAL SAVINGS BANK (“Royal Bank”), FINWARD BANCORP (“FNWD”), and its wholly-owned subsidiary PEOPLES BANK (“Peoples Bank”), with such Termination Agreement to be effective as of the Effective Time of the merger (the “Merger”) of RYFL with and into FNWD pursuant to the Agreement and Plan of Merger dated July 28, 2021 by and between FNWD and RYFL (the “Merger Agreement”), the Executive hereby makes this Release of All Claims (the “Release”) in favor of FNWD, Peoples Bank, RYFL, and Royal Bank, their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Termination Agreement.

Section 1. The Executive releases, waives, and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, that, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Termination Agreement, nor to any claim based on the following: (i) the payment of the Merger Consideration (as defined in the Merger Agreement) with respect to the Executive’s common stock of RYFL, if any, as contemplated by the Merger Agreement; (ii) rights to indemnification under applicable corporate law, the organizational documents of RYFL or Royal Bank, as an insured under any director’s and officer’s liability policy, or pursuant to the Merger Agreement; (iii) any claim that Executive may have against any Released Party arising out of any service provided by Executive to Peoples Bank or any affiliate of Peoples Bank after the Effective Time; (iv) any activity explicitly allowed by Section 5(c) of the Termination Agreement; (v) any right or claim under the ADEA if those rights or claims arise after the date the Executive signs this Release or any right to challenge the validity of the Release under the ADEA; or (vi) any right which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Equal Pay Act; the Family and Medical Leave Act , the Illinois Civil Rights Act, the Indiana Civil Rights Act, the Illinois Wage Payment and Wage Claims Act, the Indiana Wage Payment and Wage Claims Acts, any State wage and hour laws and all other similar State statutes, any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of source) except as explicitly set forth above; and any and all other federal, state, or local law, whether arising or emanating from statutes, executive order, regulation, code, common law, or other source, including to all actions sounding in tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

APPENDIX A

Section 2. The Executive further acknowledges that the Released Parties have advised, and are hereby advising the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

Section 3. The Executive agrees that the Executive is signing this Release of Executive’s own free will, is not signing under duress and that Executive’s execution of this Release is knowing and voluntary. The Executive further agrees that the consideration provided to Executive for this Release reflects consideration over and above anything of value to which he/she is already entitled.

Section 4. The Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.

Section 5. The Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

Finward Bancorp (as successor-by-merger to Royal Financial, Inc.)

9226 Commercial Avenue

Chicago, Illinois 60617

Attn: CFO

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

Section 6. The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the current and former directors, officers, managers, supervisors, employees, representatives, servants, agents, attorneys, trustees, shareholders, insurers, and employee benefit or welfare programs or plans (including the administrators, fiduciaries, trustees, and insurers of the programs and plans) of the entities above described, and all persons acting through, under, or in concert with any of them.

Section 7. The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents. The Executive acknowledges that consideration has been provided for this Section and all confidentiality obligations and that this non-disparagement provision and all confidentiality obligations are the preference of both parties. The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties

APPENDIX A

written authorization to release other information or as otherwise required by law. With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents. This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

APPENDIX A

EXHIBIT 7.01(m)

RYFL ADJUSTED CONSOLIDATED STOCKHOLDERS’ EQUITY

PRICE ADJUSTMENT

(a) All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger by and among Finward Bancorp and Royal Financial, Inc. dated as of July 28, 2021.

(b) If, as of the end of the month prior to the Effective Time, the RYFL Adjusted Consolidated Stockholders’ Equity (as defined below) is less than (i) the applicable dollar threshold set forth in Section 7.01(m)(x), or (ii) to the extent FNWD, in its sole discretion, has waived, in writing, the condition set forth in Section 7.01(m), the applicable dollar threshold set forth in Section 7.01(m)(y) (any such shortfall as described in subsections (i) and (ii) above, as applicable, shall be referred to herein as the “Equity Shortfall”), first, the Cash Consideration shall be reduced in an amount equal to the Cash Adjustment Amount (defined below), then, second, if necessary, the Stock Consideration shall be reduced to the Adjusted Stock Consideration (as defined below).

(c) For purposes of this paragraph, “Cash Adjustment Amount” means the quotient obtained by dividing (1) the Equity Shortfall by, (2) the number of issued and outstanding shares of RYFL Common Stock as of immediately prior to the Effective Time (the “Closing Shares Amount”), rounded to the nearest tenth of a cent; provided that, the Cash Adjustment Amount shall be no greater than the Cash Consideration.

(d) For purposes of this paragraph, “Adjusted Stock Consideration” means the quotient obtained by dividing (1) the Adjusted Stock Price, by (2) the Average FNWD Closing Price.

As used in this subsection (d), the following terms shall have the meanings indicated below:

(i) “Adjusted Stock Price” means (A) the product of (1) the Stock Consideration, multiplied by (2) $44.75, minus (B) the quotient obtained by dividing (1) the Equity Shortfall remaining after the operation of subsection (b) above, by (2) the Closing Shares Amount.

(ii) “Average FNWD Closing Price” means the volume weighted average closing price of a share of FNWD common stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the NASDAQ Capital Market or, if the FNWD Common Stock is not listed on the NASDAQ Capital Market as of such date, the OTC Pink Marketplace, as applicable, for the 20 consecutive trading days immediately preceding the Effective Time.

EXHIBIT 7.01(m)